Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SAMSONITE LLC,

as Buyer,

BLACK DIAMOND, INC.,

as Parent

and

GREGORY MOUNTAIN PRODUCTS, LLC,

as Seller

Dated as of June 18, 2014

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(continued)

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(continued)

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(continued)

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ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2014, by and among Samsonite LLC, a Delaware limited liability company (“Buyer”), Gregory Mountain Products, LLC, a Delaware limited liability company (“Seller”) and Black Diamond, Inc., a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, Seller is in the business of designing, manufacturing, marketing, distributing and selling technical, alpine, backpacking, hiking, mountaineering and active trail products and accessories as well as outdoor-inspired lifestyle bags (the “Business”); and

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets (as defined herein), and Buyer desires to assume the Assumed Liabilities (as defined herein), as more specifically provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.        Definitions Generally. Defined terms in this Agreement and in the Appendices and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A to this Agreement. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement and the Appendices and Schedules hereto.

Section 1.2.        Interpretation Generally. Unless the express context clearly indicates otherwise:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)	references herein to a specific Article, Section, Appendix or Schedule shall refer, respectively, to Articles, Sections, Appendices or Schedules of this Agreement;

(d)	wherever the word “include,” “includes,” or “including” or a like term is used in this Agreement it shall be deemed to be followed by the words “without limitation;”

(e)	words importing a particular gender shall include each other gender;

(f)	use of the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;

(g)	each reference to “days” shall be to calendar days;

(h)	each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules;

(i)	the parties intend that each representation, warranty and covenant contained herein will have independent significance; and

(j)	accounting terms which are not otherwise defined in this Agreement, or any Appendix or Schedule hereto, shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).

ARTICLE II

THE TRANSACTION

Section 2.1.        Purchase and Sale of Transferred Assets.   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and receive from Seller, all of Seller’s right, title and interest in and to the following assets and properties of Seller (other than the Excluded Assets) in each case, to the extent such assets and properties exist as of the Closing Date (such assets and properties are collectively referred to herein as the “Transferred Assets”), free and clear of any Liens, other than Permitted Liens to the extent such Permitted Liens are Assumed Liabilities:

(a)	all trade accounts receivable of the Business as of the Closing Date, including those listed on Schedule 2.1(a), excluding any intercompany accounts receivable;

(b)	all inventory of the Business, wherever located, and all raw materials, work-in-process, finished products, shipments in transit, wrapping, supply and packaging items used or held for use in the Business, including those listed on Schedule 2.1(b);

(c)	all machinery, tooling, molds, equipment and other tangible personal property used or held for use in the operation of the Business, including those listed on Schedule 2.1(c), except for any inventory or property which is real property;

(d)	the Business Intellectual Property Rights, including the rights set forth on Schedule 3.10(a), but excluding the Parent Intellectual Property;

(e)	all Contracts or other arrangements to which Seller is a party or which relate to the Business, including those listed on Schedule 2.1(e) (the “Transferred Contracts”);

(f)	all goodwill of the Business;

(g)	all advertising materials, marketing plans, distribution programs, customer lists and other similar information used or held for use in the Business, except as provided in Schedule 2.1(g);

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(h)	all Governmental Authorizations issued to Seller with respect to the Business and all pending applications relating to the foregoing, in each case to the extent their transfer is permitted by applicable Law and otherwise transferrable to Buyer including those listed on Schedule 2.1(h);

(i)	all causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occurred prior to the date hereof or that occur prior to, at or after the Closing if the same arose or arise, as the case may be, out of or related to the Business, any of the Transferred Assets or Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j)	all prepaid expenses, advances, deposits, and similar items of Seller, which relate to the Business, including those listed on Schedule 2.1(j), other than those set forth in Section 2.2(b), Section 2.2(l) and Section 2.2 (m);

(k)	all Books and Records of Seller relating to the Business, except as provided in Section 2.2(j);

(l)	all warranties and claims in respect of the Business or the Transferred Assets (and any insurance or other proceeds received in respect thereof);

(m)	all confidentiality agreements pursuant to which any third party has agreed not to disclose any confidential or proprietary information of the Seller or the Business; and

(n)	all other business, properties, assets, goodwill and rights of the Seller of whatever kind and nature, real or personal, tangible or intangible, other than Excluded Assets, owned, leased, licensed, used or held for use in the operation of the Business.

Notwithstanding anything to the contrary contained in this Agreement but subject to Section 5.4, Seller may retain copies of any Contracts, Books and Records or any other documents or materials transferred to Buyer as part of the Transferred Assets.

Section 2.2.        Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment, transfer or delivery to Buyer hereunder, and the Transferred Assets shall not include the assets and properties set forth below, all of which shall be retained by Seller (collectively, such assets and properties referred to herein as the “Excluded Assets”):

(a)	all (i) cash and cash equivalents on hand wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand (as determined in accordance with GAAP) other than the aggregate represented by checks issued by the Seller that are outstanding and which have not been presented for payment as of the Closing, (ii) investment securities and other short- and medium-term investments, including securities accounts, owned, held or operated by Seller or its Affiliates and (iii) intercompany accounts receivable;

(b)	all refunds, deposits and prepayments of Taxes and other governmental charges of whatever nature (including any such refunds, deposits or prepayments of Taxes relating to the operation of the Business or the ownership of the Transferred Assets prior to the Closing);

(c)	all Tax Returns of Seller;

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(d)	all (i) supplies and similar materials and (ii) inventory (including raw materials, work-in-process, finished products, shipments in transit, wrapping, supply and packaging items), in each case as set forth on Schedule 2.2(d);

(e)	all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property owned or leased by Seller, in each case listed on Schedule 2.2(e);

(f)	the Parent Intellectual Property;

(g)	all insurance policies and rights to insurance claims, related refunds and proceeds, except to the extent that such claims, refunds or proceeds relate to the Transferred Assets or Assumed Liabilities;

(h)	subject to Article VII and Section 9.7, all causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise from events that occurred prior to the Closing, in each case, solely to the extent the same arose or arise out of any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(i)	all Governmental Authorizations listed on Schedule 2.2(i) issued to Seller or any of its Affiliates;

(j)	all Books and Records that are required to be retained by Seller pursuant to any applicable Law or listed on Schedule 2.2(j); provided that the originals shall be retained and copies of such Books and Records shall be delivered to the Buyer as Transferred Assets;

(k)	all prepaid charges, expenses or rent under the Occupied Real Property that is attributable to any period beginning prior to and ending on or before the Closing Date;

(l)	all Contracts (i) listed on Schedule 2.2(l), (ii) which relate to Debt, (iii) with Rothschild Inc., (iv) in respect of indemnification of officers or directors of the Seller or its Affiliates and (v) with Affiliates of the Seller;

(m)	all rights which accrue or will accrue to the benefit of Seller under this Agreement or any of the Ancillary Agreements; and

(n)	all additional assets of Seller that are specifically set forth on Schedule 2.2(n).

Section 2.3.         Assumption of Liabilities. From and after the Closing Date, Buyer shall assume and be responsible for the following Liabilities of the Seller only (such assumed Liabilities are collectively referred to herein as the “Assumed Liabilities”):

(a)	all Liabilities of the Seller included in the Final Working Capital Amount as finally determined pursuant to Section 2.6 and excluding any intercompany accounts payable;

(b)	all Liabilities arising after the Closing under the Transferred Contracts, except to the extent that such Liabilities arise out of or are related to (a) a breach that occurred prior to or at Closing or (b) indemnification obligations in respect of acts or omissions that occurred prior to or at the Closing;

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(c)	all Liabilities arising from, or related to, the operation, conduct or ownership of the Transferred Assets following the Closing, including any actual or alleged violation of Law related to the ownership or operation of the Transferred Assets after the Closing, in each case, other than any Liabilities arising out of or relating to any breach or default of the Seller or any of its Affiliates prior to Closing; and

(d)	all obligations arising under the Retention Agreements with respect to the Transferred Employees following the Closing in accordance with such Retention Agreements, but excluding any Liabilities with respect to any Parent Equity Awards or payments due at, or by reason of the Closing.

Section 2.4.        Excluded Liabilities. Notwithstanding anything herein to the contrary, Seller shall remain responsible for and shall retain and discharge all Liabilities of Seller and its Affiliates not specifically included in the Assumed Liabilities (all such Liabilities are collectively referred to herein as the “Excluded Liabilities”).

Section 2.5.        Purchase Price.

(a)	The consideration for Buyer’s purchase of the Transferred Assets (as finally adjusted pursuant to Section 2.6, the “Purchase Price”) shall be (i) an amount in cash equal to the sum of Eighty-Five Million Dollars ($85,000,000) (the “Base Closing Cash Payment”), minus the Net Working Capital Deficiency Amount determined pursuant to Section 2.6(b), if any (such amount as calculated in this clause (i) is referred to herein as the “Closing Cash Payment”) and (ii) Buyer’s assumption of the Assumed Liabilities. The Closing Cash Payment shall be subject to adjustment in accordance with Article IX.

(b)	At the Closing, Buyer shall pay the Closing Cash Payment to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller by written notice delivered to Buyer at least two Business Days prior to the Closing Date.

(c)	At the Closing, Buyer shall assume the Assumed Liabilities.

Section 2.6.        Purchase Price Adjustment Respecting Working Capital.

(a)	No later than ten (10) days prior to the Closing Date, Seller shall, in good faith, prepare or cause to be prepared, and will provide to Buyer, a working capital statement (the “Estimated Net Working Capital Statement”) setting forth Seller’s reasonable estimate of the Net Working Capital Amount as of the Closing (the “Estimated Net Working Capital Amount”). The Estimated Net Working Capital Statement shall be prepared in accordance with the sample calculation, and calculated with the components set forth, on Schedule A hereto and shall be prepared in accordance with GAAP (the “Accounting Principles”); provided, further, that the inventory balance on the working capital statement shall be established based on a physical count taken at least ten (10) days prior to the Closing Date and the Seller shall afford Buyer and/or its Representatives access to the Company’s Books and Records and the opportunity to both (i) be present at any physical counts of inventory and (ii) to perform sample price testing over the inventory, for which Seller will have provided for such testing in advance. Following the delivery of the Estimated Net Working Capital Statement, the Seller shall provide the Buyer and its Representatives reasonable access to the work papers and the other Books and Records of the Seller for the purposes of assisting the Buyer and its Representatives in their review of the Estimated Net Working Capital Statement. Within five (5) days prior to the Closing Date, Buyer and Seller shall jointly calculate the Company’s Net Working Capital Amount as of the Closing Date based on the Estimated Net Working Capital Statement and adjusted in response to any reasonable comments of the Buyer and Seller made prior to finalizing the Net Working Capital Amount if such comments are in accordance with the Accounting Principles and are mutually agreed to by Buyer and Seller.

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(b)	If the Net Working Capital Amount as of the Closing Date is less than the Target Net Working Capital, then such shortfall shall be the “Net Working Capital Deficiency Amount” and shall reduce the Base Closing Cash Payment as described in Section 2.5(a) hereof. If the Net Working Capital Amount equals or exceeds the Target Net Working Capital, then there shall be no increase or decrease to the Base Closing Cash Payment.

Section 2.7.        Closing; Delivery and Payment.

(a)	Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kane Kessler, P.C., at 1350 Avenue of the Americas, New York, New York, commencing at 10:00 A.M., local time, on the second (2nd) Business Day following the date on which the Net Working Capital Amount has been agreed pursuant to Section 2.6(a) and all the conditions to Closing in Article VIII are satisfied or waived, or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Seller subject to the satisfaction or waiver of the conditions set forth in Article VIII provided that absent the written consent of the Buyer, the Closing may not occur prior to July 1, 2014 (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”). Except as otherwise provided in Article X, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

(b)	Delivery by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)	the instructions of Seller required in Section 2.5(b);

(ii)	customary Lien releases with respect to Liens (other than Permitted Liens to the extent such Permitted Liens are Assumed Liabilities) on the Transferred Assets (“Lien Releases”), in a form reasonably satisfactory to Buyer;

(iii)	the Ancillary Agreements, duly executed by Seller or any of their Affiliates, as the case may be;

(iv)	all Books and Records which are included in the Transferred Assets;

(v)	a duly executed certification from Parent in form reasonably satisfactory to Buyer and conforming to the requirements of Treasury Regulation Section 1.1445-2(b), stating that Parent is not a “foreign person” within the meaning of Section 1445 of the Code (“FIRPTA Certificate”);

(vi)	the various certificates, instruments and documents required pursuant to Section 8.2;

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(vii)	to the extent in the possession of Seller or an Affiliate of Seller, originals of each Certificate of Trademark Registration, Certificate of Trademark Renewal, Copyright Registration and Letters Patent comprising the Business Registered Intellectual Property Rights; and

(viii)	duly executed declarations of consent to use the trademarks sought for registration in China comprising the Business Registered Intellectual Property Rights in the forms attached hereto as Annex A.

(c)	Delivery by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)	the Closing Cash Payment in accordance with Section 2.5(b);

(ii)	the Ancillary Agreements, duly executed by Buyer or any of its Affiliates, as the case may be; and

(iii)	the various certificates, instruments and documents required pursuant to Section 8.3.

Section 2.8.        Nonassignability. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, lease, sublease, transfer, conveyance or delivery or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery to Buyer of any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or for any reason requires any governmental or third party authorizations, approvals, licenses, consents or waivers, and any such authorizations, approvals, licenses, consents or waivers shall not have been obtained prior to the Closing (other than as to governmental consents or approvals identified in Section 8.1(a), which shall be conditions to be satisfied or waived as set forth in Article VIII), the Closing shall proceed and Buyer shall pay the full Purchase Price at Closing, without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset (and the failure to obtain such authorization, approval, license, consent or waiver and the failure to sell, assign, convey or deliver such assets shall not constitute a breach of this Agreement by Seller), and this Agreement shall not constitute a sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset or an attempt thereof. In the event that the Closing proceeds without the sale, lease, conveyance, transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use Reasonable Best Efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that (i) neither Buyer nor Seller shall be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised, for any such authorization, approval, license, consent or waiver, other than filing, recordation or similar fees and (ii) to the extent the foregoing shall require any action by Seller that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer (so far as lawful and without giving rise to any breach or event of default under any Contract) the benefits of use and ownership of such Transferred Asset (a “Nonassigned Asset”) that it would have obtained had such asset been conveyed or transferred to Buyer at the Closing. After the Closing and until the requisite consent is obtained and any Nonassigned Asset is transferred and assigned to Buyer, Seller shall (or shall cause its Affiliates to) enforce, at the request of and for the account and at the cost of Buyer, any rights of Seller or its Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of the Buyer. If Buyer is provided with benefits of any Nonassigned Asset, the Buyer shall perform, at the direction of Seller, the obligations of Seller or its Affiliate thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Nonassigned Asset, such Assumed Liability shall be deemed to be an Excluded Liability unless such Nonassigned Asset is transferred and assigned to the Buyer or the Buyer obtains the benefit of such Nonassigned Asset under this Section 2.8. Once authorization, approval, license, consent or waiver for the sale, assignment, lease, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, leased, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, lease, sublease, transfer, convey or deliver such asset or assign or novate such Contract to Buyer.

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Section 2.9.        Tax Withholding. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the Buyer and any applicable withholding agent will be entitled to deduct and withhold from any consideration payable under this Agreement (and any ancillary agreement) any withholding Taxes or other amounts required under the Code or any applicable law to be deducted and withheld. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement (and any ancillary agreement) as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as set forth in the Schedules attached hereto which are segregated into sections and subsections corresponding to with the sections and subsections of this Article III, Seller and Parent hereby represent and warrant to Buyer as follows as of the date hereof and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which shall be made as of such date):

Section 3.1.        Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Seller is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Seller or Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 3.2.        Corporate Authorization. Seller has sufficient limited liability company, and Parent has sufficient corporate, power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is (or will be) a party, and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance by each of Seller and Parent of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party has been duly and validly authorized by Seller or Parent, as applicable, and no additional limited liability company or corporate, as applicable, authorization or consent by Seller or Parent is required in connection therewith.

Section 3.3.        Binding Effect. This Agreement and each of the Ancillary Agreements to which Seller or Parent is (or will be) a party, when executed and delivered by the parties thereto, constitutes (or will constitute) a valid and legally binding obligation of Seller or Parent, as applicable, enforceable against Seller or Parent, as applicable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

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Section 3.4.        Consents. Except as set forth on Schedule 3.4 (the “Seller Consents”), no consent, approval, waiver, filing or authorization is required to be obtained by Seller or Parent from, or to be given by Seller or Parent to, or made by Seller or Parent with, any Person (including a Governmental Entity or securities exchange), in each case, as a result of the execution, delivery or performance by Seller or Parent of this Agreement and the Ancillary Agreements (in each case, read, for the purposes of this Section 3.4, as if Section 2.8 were deleted herefrom), except for such consents, approvals, waivers, filings or authorizations as may be required under the HSR Act or that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to be material to Seller or materially adversely affect Seller’s or Parent’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 3.5.        Non-Contravention. Neither the execution, delivery and performance by Seller or Parent of this Agreement, each of the Ancillary Agreements to which it is (or will be) a party, nor the consummation of the transactions contemplated hereby and thereby, will (in each case, read, for the purposes of this Section 3.5, as if Section 2.8 were deleted herefrom) (a) result in a breach or violation of, or default under, any provision of the Organizational Documents of Seller or Parent, (b) assuming the receipt of all Seller Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (with or without notice or the lapse of time or both) of any right or obligation of Seller or Parent under, or result in a loss of any benefit to which Seller or Parent is entitled under, any Transferred Contract to which Seller or Parent is a party, or result in the creation of any Lien upon any of the Transferred Assets or (c) assuming the receipt of all Seller Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Seller or Parent is subject, in respect of the Business; except, in each case of clauses (b) and (c) above, for such violations, breaches, defaults or other matters that would not reasonably be expected to be material to Seller or materially adversely affect Seller’s or Parent’s ability to perform its obligations under this Agreement or any Ancillary Agreement.

Section 3.6.        Assets. Except as set forth on Schedule 3.6 or with respect to Intellectual Property Rights, as of the Closing date Seller will have sole and exclusive, good and marketable title to, or in the case property held under a lease, license or other Contract, a sole and enforceable leasehold interest in, or right to use, all of the Transferred Assets free and clear of all Liens (other than Permitted Liens). Except (i) as set forth on Schedule 3.6 and (ii) for the Excluded Assets, the Transferred Assets and the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements will constitute all of the assets used in and necessary to conduct the Business as the Business is presently conducted and proposed to be conducted by Seller. Neither Parent nor any Affiliate of Parent (other than Seller) will have as of the Closing Date any right, title or interest in any asset that would be a Transferred Asset if the Seller held such right, title or interest. The Seller does not own any equity interests in any other Person and the Business is conducted by or at the direction of, and has been conducted by or at the direction of, Seller. Except as set forth on Schedule 3.6, all of the Transferred Assets (other than intangible assets and assets that are components of the Net Working Capital Amount, in each case, listed on Schedule 3.6) will, as of the Closing Date be located in the United States.

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Section 3.7.        Financial Statements.

(a)	On or prior to the date hereof, Seller has made available to Buyer the following financial information relating to the Business as of and for each of the years ended December 31, 2011, December 31, 2012 and December 31, 2013 (the “Most Recent Business Financials Date”) and as of and for the three months ended March 31, 2014 (the “Interim Business Financial Statement”): the Business EBITDA, the Net Working Capital Amount and property and equipment (collectively, the “Business Financial Statements”). The Business Financial Statements fairly present in all material respects the financial position of the Business as of the dates, and for the periods, indicated therein. The Business Financial Statements have been prepared from the books of account and financial records of the Business. Except as set forth on Schedule 3.7(a), each of the individual line item components of the Business Financial Statements have been determined in accordance with GAAP, consistently applied.

(b)	All accounts and notes receivable reflected on the Interim Business Financial Statement and all accounts and notes receivable arising subsequent to the date of the Interim Business Financial Statement and on or prior to the Closing Date that will be reflected in the Net Working Capital Amount as of the Closing Date, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations owed to the Seller and subject only to consistently recorded reserves for bad debts set forth on the Interim Business Financial Statement or in the Net Working Capital Amount as of the Closing Date and, to Seller’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs. All inventory of the Seller consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been reserved against, written off or written down to net realizable value in the Interim Business Financial Statement and in the Net Working Capital Amount as of the Closing Date. Since the Most Recent Business Financials Date, the Seller has not engaged in any “bill and hold” or similar arrangement, and the Seller is not in possession of any inventory with respect to which it has recognized revenue.

Section 3.8.        Litigation and Claims. Except as set forth on Schedule 3.8, there are no civil, criminal or administrative actions, proceedings, suits, demands, claims, hearings, audit, proceedings or investigations filed by or before any Governmental Entity, arbitral panel or mediator (“Litigations” or “Litigation”) that are material pending or, to Seller’s Knowledge, threatened with respect to the Business or the Transferred Assets. Except as set forth on Schedule 3.8, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) (each a “Governmental Order”) that are material applicable to the Business, the Seller or the Transferred Assets. There is no Litigation which the Seller presently intends to initiate.

Section 3.9.        Compliance with Law. Except as set forth on Schedule 3.9, the Business is being conducted, and during the past four years has been conducted, and the Seller is, and for the past four years has been, in material compliance with applicable Law and to Seller’s Knowledge, no facts or circumstances exist which would reasonably be expected to constitute such a material breach, violation or default under applicable Law.

Section 3.10.        Intellectual Property.

(a)	Schedule 3.10(a) contains a list of all active registrations of, and all pending applications to register, the Business Intellectual Property Rights as of the date hereof, indicating as to each item as applicable: (i) the jurisdictions in which the Intellectual Property Right is issued or registered or in which any application for issuance or registration has been filed, (ii) the respective issuance, registration, or application number of the Intellectual Property Right and (iii) the dates of application, issuance or registration of the Intellectual Property Right (the “Business Registered Intellectual Property Rights”).

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(b)	Except as set forth on Schedule 3.10(b), Seller owns the exclusive right, title and interest to the Business Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens and Liens to be released pursuant to the Lien Releases), claim of ownership or conflicting rights of any Person. For purposes of the preceding sentence, the term “Business Intellectual Property Rights” shall be deemed to include all Intellectual Property Rights owned or represented to be owned by Seller. Without limiting the generality of the foregoing, no Business Intellectual Property Right is the subject of any direct or implied license (royalty bearing or royalty free), covenant not to sue or any other agreement or arrangement that requires payment to any Person with respect to the use of any Business Intellectual Property Rights or any obligation to grant any right to any Person to use the Business Intellectual Property Rights, not disclosed in Schedule 3.10(b).

(c)	The Seller has not, to Seller’s Knowledge, infringed upon, misappropriated, or violated any Intellectual Property Rights of any Person, and except as set forth on Schedule 3.10(c), as of the date hereof, Seller has not received any written communication, charge, complaint, claim, demand or notice alleging in the last three years any infringement, misappropriation or violation of any Intellectual Property Rights of any Person in respect of the Business (including any claim that the Seller must license or refrain from using Business Intellectual Property Rights). To Seller’s Knowledge, as of the date hereof, the operation of the Business as currently conducted does not infringe or misappropriate any Intellectual Property Right owned by any Person, except for any infringement or misappropriation that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To Seller’s Knowledge, no infringement, misappropriation or violation of any Intellectual Property Right owned by any Person will occur with respect to the products or services already under development as of the Closing Date, as relating to the actual development occurring up until the Closing Date. To Seller’s Knowledge, the Seller has not engaged in unfair competition or unfair trade practices or any false or misleading advertising practices under the laws of any jurisdiction in which the Seller operates or markets any of the goods or services related to the Business.

(d)	Except as set forth on Schedule 3.10(d), to Seller’s Knowledge, no Person has infringed upon, misappropriated, violated or has claimed inventorship or ownership of any Business Intellectual Property Rights in a manner likely to result in a Material Adverse Effect. Except as set forth on Schedule 3.10(d), in the last three years, Seller has not sent any communication, charge, complaint, claim, demand or notice alleging, asserting or threatening any interference, infringement, misappropriation or violation against any Person involving or relating to any material Business Intellectual Property Rights, other than any such actions, claims or matters that have been resolved prior to the Closing Date.

(e)	Schedule 3.10(e) identifies under separate headings all Contracts (whether written or oral) to which Seller is a party, pursuant to which (i) Seller is granted any interest, title, right, consent or license in or to any Intellectual Property Rights other than off-the-shelf software (the “Inbound IP Agreements”), (ii) the Seller grants any Person any interest, title, right, consent or license with, in or to any Business Intellectual Property Right, or (iii) Seller has made any agreement with a Person that encumbers the use of any Business Intellectual Property Rights by Seller or by such Person. Schedule 3.10(e) also sets forth each Contract under which a royalty is paid by Seller for the use of any Intellectual Property Rights used in the Business.

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(f)	The Business Intellectual Property Rights and Intellectual Property Rights that are subject to the Inbound IP Agreements constitute all Intellectual Property Rights necessary for the Business as conducted immediately prior to the Closing Date as well as planned for implementation for 180 days after the Closing Date including, but not limited to, exploitation of any products in development as of the Closing Date.

(g)	All Intellectual Property Rights material to the Business as anticipated to be conducted after the Closing Date that have been produced, created, invented or developed by Seller’s current and former shareholders, directors, members, officers, managers, employees, hired consultants, contractors, vendors or suppliers during the period of their employment or within the scope of their contracting or consulting or relationship, as the case may be, with Seller and its predecessors-in-interest has been fully assigned and transferred solely to Seller, and neither Seller nor any current or former shareholder, member, officer, director, manager, employee, consultant, contractor, vendor or supplier of Seller or Seller’s predecessors-in-interest has any right, title, or interest in any Business Intellectual Property Right.

(h)	No order, litigation, claim (including formal claims asserted by any Person and informal inquiries or charges), or Action has been issued, is pending, or, to Seller’s Knowledge, is threatened, that challenges Seller’s ownership of or the legality, validity, or enforceability of any of the Business Intellectual Property Rights, with the exception of those disclosed in Schedule 3.10(h).

(i)	Except as set forth on Schedule 3.10(i), Seller is the official and sole owner of all Business Intellectual Property Rights and owns or has a valid, transferrable license to make, use, sell, import, export, license or otherwise fully exploit all Business Intellectual Property Rights. The Business Intellectual Property Rights are valid, subsisting and enforceable and is not subject to any Taxes or other fees, other than periodic filing, annuity, maintenance and registration fees, all of which have been paid in the ordinary course. Seller warrants that, to Seller’s Knowledge, the information contained in any filings to protect the Business Registered Intellectual Property Rights are true and accurate, particularly with regard to allegations, evidence, and representations of inventorship, disclosed prior art (whether explicit or inherent), priority, use, and offers to sell made in such filings, except where the failure to be true and accurate would not result in a Material Adverse Effect. All Business Registered Intellectual Property Rights are in full force and effect, and except as would not have a Material Adverse Effect on Seller, all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing for renewals, statements of use or working, affidavits of incontestability and other similar action, have been taken. There is no cancellation, nullity, re-examination or other proceedings placing in question the validity or scope of the Registered Intellectual Property Rights, except as set forth in Schedule 3.10(i). All products covered by Business Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required unless failing to so mark would not have a Material Adverse Effect.

(j)	Seller has disclosed to Buyer all of the usernames and passwords associated with each social media account in use in connection with the Business, as listed in Schedule 3.10(a).

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(k)	To Seller’s Knowledge, the maintenance, processing, use and dissemination by Seller of any data and information concerning individuals is in compliance with all applicable privacy policies, terms of use, Law, and Contracts of the Seller. To Seller’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data and information used by Seller. To Seller’s Knowledge, the contemplated transactions will not violate any privacy policy, terms of use, or Law relating to the use, dissemination, or transfer of any such data or information.

Section 3.11.        Employee Benefits.

(a)	Schedule 3.11(a) sets forth, as of the date hereof, a true and complete list of (i) all material employee benefit plans, programs, policies, agreements and arrangements, including all material profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, phantom stock, pension, retirement, savings, deferred compensation, excess benefit, post-retirement medical or life insurance, welfare, incentive, bonus, retention, change-in-control, commission, material fringe benefit, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, dental, hospitalization, life insurance, and other insurance plan, program, policy, agreement or arrangement, in any case, established, maintained, sponsored or contributed to or required to be contributed to by Seller or Parent or any of their respective Affiliates for the benefit of any Business Employees or other current or former service providers whose primary responsibility relate to the Business or any of their respective dependents or beneficiaries, other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan, program, policy, agreement or arrangement required to be contributed to by applicable Law (the “Benefit Plans”), in each case in effect on the date hereof or with respect to which Seller has or may have any liability, and (ii) each written employment, consulting, retention or severance agreement addressed to or covering any Business Employee or other current or former service provider to Seller whose primary responsibilities relate to the Business and pursuant to which Seller or Parent has any actual or contingent liability or obligation to provide compensation and/or benefits to such Business Employee or other current or former service provider whose primary responsibilities relate to the Business in consideration for past, present or future services, in each case in effect on the date hereof (the “Employment Agreements”). Seller has made available to Buyer true and complete copies of the following with respect to each Benefit Plan: (i) plan documents with amendments (and if unwritten a summary of all material terms); (ii) summary plan description, if any; (iii) most recent IRS favorable determination or opinion letter, if any; (iv) most recent Form 5500 annual report, if any; and (v) any insurance contracts, trusts or other funding arrangements. Seller has made available to Buyer true and complete copies of the Employment Agreements.

(b)	None of the Benefit Plans is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate maintains or has maintained within the past six years or has or has had any liability during the past six years with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (including any “withdrawal liability” (within the meaning of Sections 4201, 4203, and 4205 of ERISA) or any defined benefit plan (within the meaning of Section 3(35) of ERISA)). No event has occurred and no circumstance exists that has given rise to or would reasonably be expected to give rise to liability under Title IV of ERISA or Section 412 of the Code to Seller or any of its ERISA Affiliate that has not been satisfied in full. None of the Transferred Assets is subject to a Lien under ERISA.

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(c)	Schedule 3.11(c) sets forth, as of the date hereof, a list of all Retention Agreements, including all amendments thereto, to which the Seller is a party with respect to the Business for the benefit of any current Business Employee or other service provider to Seller whose primary responsibilities relate to the Business.

(d)	Each Benefit Plan, Employment Agreement, and Retention Agreement has been maintained, administered and funded in all material respects in accordance with its terms and in accordance with applicable Law. The IRS has issued a favorable determination letter with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, no such favorable determination letter has been revoked, and, to Seller’s Knowledge, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the related trust thereunder. There are no pending, or to Seller’s Knowledge, threatened audits, investigations, claims, suits or other proceedings with respect to any Benefit Plan, Employment Agreement, or Retention Agreement (other than routine claims for benefits).

(e)	Except as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan, Employment Agreement, Retention Agreement or other arrangement provides or may be required to provide post-termination or retiree welfare benefits.

(f)	Except as provided on Schedule 3.11(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or together with any other event or events) (i) entitle any current or former officer, director, employee or independent contractor of Seller to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit), (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former officer, director, employee or independent contractor of Seller, (iii) entitle any current or former officer, director, employee or independent contractor of Seller to any additional compensation, benefits or awards or (iv) result in payments which would not be deductible under 280G of the Code. None of Seller, Parent, or any of their respective Affiliates has any obligation to gross up any tax payments under Section 4999 or Section 409A of the Code incurred by or that may become incurred by any current or former officer, director, employee or independent contractor of Seller.

(g)	All individuals whose primary responsibilities relate to the Business are employed or engaged by, as applicable, Seller.

Section 3.12.        Employment Matters.

(a)	As of the date hereof, Seller (i) is not party to or bound by any collective bargaining agreement or other Contract with any labor union, works council or other employee representative bodies that is with respect to any Business Employees (and no such Contract is being negotiated), (ii) no current Business Employees are represented by a labor union, works council or other employee representative body and (iii) no petition has been filed or proceedings instituted by any labor union, works council or other employee representative body with any Governmental Entity seeking to be certified or recognized by Seller in respect of the Business as the collective bargaining representative of any Business Employees. As of the date hereof, there is no pending, or to Seller’s Knowledge, threatened, strike, lockout, picketing, work stoppage, or similar activity by or with respect to any current Business Employees, and there have been no such activities by or with respect to any Business Employees within the past three years. To Seller’s Knowledge, there is no effort by or on behalf of any labor union, works council or other employee representative body to organize any current Business Employees, and there have been no such efforts to organize any Business Employees within the past three years.

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(b)	There is no unfair labor practice charge or complaint pending before any Governmental Entity, or to Seller’s Knowledge, threatened, against Seller that is or would reasonably be expected to be, individually or in the aggregate, material to the Business.

(c)	Schedule 3.12(c) contains a list of each current Business Employee as of the date hereof, together with such Business Employee’s rate of base compensation, annual bonus opportunity, position, and work location. With respect to the Business, Seller is, and has been for the past three years, in material compliance with all Laws respecting employment, employment practices and terms and conditions of employment, including but not limited to wages and hours and the classification and payment of employees and independent contractors.

(d)	Seller has not, during the ninety (90) day period prior to the date hereof, taken any action with respect to Business Employees that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or any similar foreign, state or local Law and which would trigger obligations on the part of Seller under such Laws.

(e)	(i) There is no Litigation pending (or, to Seller’s Knowledge, threatened) by or before any Governmental Entity with respect to the Business concerning employment-related matters and (ii) no Business Employee, and no current or former independent contractor of Seller whose primary responsibilities relate to the Business, has brought (or, to Seller’s Knowledge, has threatened to bring) any material claim, charge, complaint, suit or similar action against or affecting Seller.

Section 3.13.        Material Contracts.

(a)	Schedule 3.13(a) sets forth a list that is correct and complete in all material respects of the following Transferred Contracts (including the Contracts required to be listed on Schedules 3.10(e), 3.13(a) and 3.23, the “Material Contracts”):

(i)	any Contracts where (A) the performance remaining thereunder involves aggregate consideration to or by Seller in excess of $150,000 per annum or $500,000 over the life of such Contract, other than “shrink wrap” or “click through” license agreements or other software license agreements entered into in the Ordinary Course of Business and (B) such agreement is not cancelable, without material penalty, by Seller on 90 days’ or less notice;

(ii)	any Contracts which restrict or limit the ability of Seller to compete in any line of business, with any other Person or in any geographic area other than license agreements entered into in the Ordinary Course of Business;

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(iii)	pledges or security agreements or similar arrangements constituting a Lien upon the Transferred Assets and any settlement or similar agreement in respect of any Litigation;

(iv)	any Contracts for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $150,000, other than agreements with respect to sale of inventory entered into in the Ordinary Course of Business;

(v)	any Contracts, for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $150,000;

(vi)	any Contract relating to the acquisition or disposition of any material business of Seller (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

(vii)	any Contract concerning or consisting of (i) a partnership, limited liability company or joint venture agreement, (ii) a sponsorship agreement or (iii) corporate licensing agreement;

(viii)	any Contract under which Seller is, or may become, obligated to incur any severance pay or special compensation obligations which would become payable by reason of, this Agreement or the transactions contemplated hereby;

(ix)	any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Seller’s current or former directors, managers, officers, employees, consultants and independent contracts (other than a Benefit Plan set forth on Schedule 3.11(a));

(x)	any agency, sourcing, dealer, distributor, sales representative, marketing or other similar agreement;

(xi)	any Contract that contains most favored customer pricing provisions, rights of return or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(xii)	any lease in respect of the Occupied Real Property; and

(xiii)	any Contract with any Governmental Authority.

(b)	Seller has delivered to Buyer true, accurate and complete copies of each Contract required to be listed on Schedule 3.13(a), in each case, as amended or otherwise modified and in effect. All Material Contracts are in full force and effect and enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in each case in accordance with the express terms thereof. Except as set forth on Schedule 3.13(b), to the Seller’s Knowledge in respect of any violation, breach or event of default of the other party to the Contract, there does not exist under any Material Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of Seller or its Affiliates.

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Section 3.14.        Real Property.

(a)	Seller does not own or lease any real property used in the Business. Schedule 3.14(a) sets forth a correct and complete list, by common address, of all real property that is occupied by Seller and is solely used in the Business (the “Occupied Real Property”).

(b)	To Seller’s Knowledge, the occupancy, use and operation of the Occupied Real Property complies in all material respects with all applicable Law and Governmental Authorizations, and Seller has not received any written notice of any material violation of any instrument of record affecting such property.

(c)	There are no material pending or, to Seller’s Knowledge, threatened, expropriation, appropriation, condemnation, eminent domain or like proceedings relating to the Occupied Real Property. Except as set forth on Schedule 3.14(c), Seller is not currently required to construct or make capital investments in the construction of any improvements on the Occupied Real Property in either case requiring any Seller to make capital expenditures in excess of $100,000 in the aggregate.

Section 3.15.        Taxes.

(a)	All income and other material Tax Returns of or with respect to Seller that are required to be filed in respect of the Business or any of the Transferred Assets on or before the Closing (taking into account any available extensions) have been duly filed in accordance with all applicable legal requirements. All such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by or with respect to Seller have been duly and timely paid in full in accordance with all applicable legal requirements. No claim has ever been made by an authority in a jurisdiction where the Seller (or, if Seller is not a disregarded entity for applicable Tax purposes, the applicable Seller Affiliate) does not file Tax Returns that the Seller (or, if Seller is not a disregarded entity for applicable Tax purposes, the applicable Seller Affiliate) is or may be subject to taxation by that jurisdiction.

(b)	Seller has duly and timely deducted and withheld all material amounts required to be deducted or withheld and has timely paid to the appropriate Taxing Authorities all such deducted or withheld amounts and materially complied with all reporting and recordkeeping requirements under applicable Law.

(c)	There is no Lien for Taxes upon any of the Transferred Assets other than statutory Liens for Taxes that are not yet due and payable.

(d)	No Litigations with regard to Taxes, and no adjustments of any Tax item or the Tax Returns of or with respect to the Seller, the Transferred Assets or the Business are pending or, to Seller’s Knowledge, threatened. All deficiencies asserted or assessments made, if any, with respect to Taxes, and any adjustments of any Tax item or the Tax Returns of or with respect to the Seller, the Transferred Assets or the Business have been paid in full.

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(e)	No written agreement or other document extending the period of assessment, deficiency or collection of any income or other material Taxes (or any adjustment of any Tax items of or) in respect of the Seller, the Transferred Assets or the Business is in effect as of the date hereof, and Seller is not, as of the date hereof and will not be as of the Closing Date, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return referred to in Section 3.15(a) not previously filed.

(f)	Neither the Buyer, nor any of its affiliates will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of or in connection with any (i) installment sale or open transaction disposition by Seller (or any of its affiliates) on or prior to the Closing Date; or (ii) any prepaid amount received by Seller (or any of its affiliates) on or prior to the Closing Date.

(g)	Seller has not participated in a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(h)	None of the Transferred Assets is treated for federal, state, local or other applicable foreign income tax purposes as an interest in an entity or other Person.

(i)	Seller has disclosed on its income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

Section 3.16.        Insurance. The material insurance policies covering the Business (“Insurance Policies”), are set forth on Schedule 3.16. All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. Since December 31, 2013, Seller has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies.

Section 3.17.        Finders’ Fees. Except for fees payable to Rothschild Inc., which fees will be paid by Seller, there is no fee or commission payable by Seller or any of its Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates in connection with the transactions contemplated hereby.

Section 3.18.        Environmental Compliance. Except as set forth on Schedule 3.18:

(a)	Seller has obtained and possesses all material Governmental Authorizations required by applicable Laws in connection with the Business relating to pollution or protection of the Environment, including Laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release and disposal of Hazardous Materials (“Environmental Laws”), and, these Governmental Authorizations are valid and in full force and effect. The Business’s operations at the Occupied Real Property are in material compliance with all terms and conditions of such Governmental Authorizations and all applicable Environmental Laws.

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(b)	Seller has not received any written notice regarding any actual or alleged material violation of Environmental Laws, or any investigatory, remedial or corrective obligations under Environmental Laws, relating to the Business’s operations at the Occupied Real Property arising under Environmental Laws that is pending and unresolved.

(c)	As of the date hereof, there are no pending or, to Seller’s Knowledge, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Entity or Litigations involving environmental matters or Environmental Laws against Seller with respect to the Transferred Assets or the Business’s operations at the Occupied Real Property.

Section 3.19.        Absence of Certain Changes or Events. Except as set forth on Schedule 3.19 or otherwise contemplated in this Agreement, since December 31, 2013 until the date of this Agreement, Seller has conducted the Business in the Ordinary Course of Business and has not, with respect to the Business: (a) sold, assigned, pledged or otherwise transferred any assets that are material to the Business as a whole (other than sales of goods or products in the ordinary course of business), (b) acquired an equity interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, which in any case is, individually or in the aggregate, material to the Business, other than acquisitions of inventory and raw materials in the ordinary course of business consistent with past practice, (c) made any capital expenditure or commitment for any capital expenditure in excess of $100,000, (d) suffered any destruction or other casualty loss (not covered by insurance made available to Buyer), (e) except for increases in the Ordinary Course of Business or required under binding Contracts or applicable Law, materially increased the compensation payable or to become payable by Seller to any of the Employees or adopted, entered into or increased the amount payable under any bonus, insurance, pension or other Benefit Plans or any Employment Agreement or Retention Agreement, (f) made any material changes in applicable accounting principles other than as may be required under GAAP, (g) materially amended, renewed, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) with respect to any Material Contract or entered into any new Material Contract, (h) entered into any purchase commitment outside of the Ordinary Course of Business, or written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable in either case outside the Ordinary Course of Business, (i) sold or disposed of or surrendered any material license, Governmental Authorization or any portion thereof, or (j) entered into an agreement to do any of the foregoing. Since December 31, 2013, none of the Sellers or the Parent has received written notice alleging the existence of any event or circumstance that individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect, and there has not been any event or circumstance which, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.20.        No Undisclosed Liabilities. Except for Liabilities (a) reflected or reserved for in the Business Financial Statements, (b) set forth in this Agreement or in the Schedules or otherwise incurred in accordance with this Agreement and the Ancillary Agreements in connection with the transactions contemplated hereby and thereby, (c) incurred in the Ordinary Course of Business since December 31, 2013, (d) arising under any Contract of Seller made available to Buyer (whether or not listed in the Schedules) (other than Liabilities resulting from any breach of any such Contract, excluding any such breach that arises out of the execution of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated thereby), (e) that are Excluded Liabilities or (f) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Liabilities of Seller with respect to the Business that would be required to be reflected on a balance sheet of the Business that is prepared in accordance with the applicable accounting principles of the Business.

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Section 3.21.        Governmental Authorizations. Schedule 3.21 contains a correct and complete list of all material Governmental Authorizations issued to the Seller with respect to the Business and such Governmental Authorizations will constitute all of the Governmental Authorizations necessary to conduct the Business as the Business is presently conducted and proposed to be conducted by the Seller. Such Governmental Authorizations are valid and are in full force and effect, the Seller is not, and has not been during the past four years, in violation in any material respect of any term or provision or requirement of any such Governmental Authorizations and, since January 1, 2013, Seller has not received notice from any Governmental Entity revoking or threatening to revoke any such material Governmental Authorization or alleging that the Business is in material violation of any such material Governmental Authorization. Such Governmental Authorizations are transferrable to the Buyer.

Section 3.22.        Related Party Transactions. Except (a) for this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby or (b) as set forth on Schedule 3.22, neither Parent nor any other Affiliate of Seller (i) is a party to any material Contract or other material business arrangement with the Seller or with respect to the Business or (ii) has engaged in any other material transaction, arrangement or understanding with the Seller or with respect to the Business. Except as disclosed on Schedule 3.22, the Parent does not own any asset material to the Business.

Section 3.23.        Customers and Suppliers. Schedule 3.23 sets forth a complete and accurate list of (a) the 20 largest customers of the Business (measured by aggregate billings) for each of (i) the fiscal year ended on December 31, 2013 and (ii) the period beginning on January 1, 2014 and ending March 31, 2014, indicating the existing Contracts with each such customer by product or service provided and (b) the 10 largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased by the Business) for each of (i) the fiscal year ended on December 31, 2013 and (ii) the period beginning on January 1, 2014 and ending March 31, 2014, indicating the Contracts for continued supply from each such supplier, if any. The relationships of the Business with the customers and the suppliers required to be listed on Schedule 3.23 are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Business of any intention to do any of the foregoing or, to Seller’s Knowledge, otherwise threatened to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Business.

Section 3.24.        Product Warranties; Product Liability. Schedule 3.24 includes a copy of any standard terms and conditions of sale, lease or license for the Seller (if any). No product manufactured, sold, leased, licensed or delivered by the Seller (collectively, the “Products”) is subject to any continuing guaranty, warranty, or other indemnity inconsistent with those referenced on Schedule 3.24 and which are material to the Business. Except as disclosed on Schedule 3.24 (and except for other Liabilities for which there is a reserve that meets the standards described in the following sentence), each Product is, and at all times during the past four years has been, (i) in material compliance with all applicable Laws, (ii) fit for the ordinary purposes for which it is intended to be used, and (iii) in material conformity with any and all Contracts, express and implied warranties, promises and affirmations of fact made by the Seller. The Seller has no Liability for replacement or repair of any Products or other damages in connection with any Products, except to the extent of the reserve for product warranty claims set forth in the Net Working Capital Amount as of the Closing Date. Schedule 3.24 sets forth a list of all current, and for the past four years, concluded Litigations (including the disposition thereof) against the Seller, relating to, or otherwise involving, alleged defects in the Products provided by the Seller, or the failure of any such Products to meet certain specifications, and, to the Seller’s Knowledge, there is no fact, situation, circumstance, condition or other basis for any of the foregoing. To Seller’s Knowledge, there is no material design defect with respect to any Product. During the past four years, there have been no Product recalls.

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Section 3.25.        Distribution Channel. Since December 31, 2013, the Seller has not taken any action that reasonably would result in a material reduction, temporary or otherwise, in the demand for the Products offered by the Seller, including the sales of any Products of the Seller (i) with payment terms longer than terms customarily offered by the Seller for such Products, (ii) at a greater discount from listed prices than customarily offered for such Products, (iii) at a price that does not give effect to any previously announced general increase in the list price for such Products, (iv) with shipment terms more favorable to any customer than the shipment terms customarily offered by the Seller for such Products, (v) in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirements of the particular customer or (vi) in conjunction with other material benefits not particularly offered to a specific customer, in each case outside of the Ordinary Course of Business.

Section 3.26.        Foreign Corrupt Practices Act; OFAC.

(a)	In the conduct of the Business, neither Seller nor any Representative acting on behalf of the Seller has (a) used or received any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made or received any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), or (c) made any other similar unlawful payment under any similar foreign Laws. In the conduct of the Business, neither the Seller nor any of its Representatives on behalf of the Seller, has established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. The Seller has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and any similar law will be prevented, detected and deterred.

(b)	Neither the Seller nor, to the Seller’s Knowledge, any director, officer or employee of the Seller, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or a person on the list of “Specially Designated Nationals and Blocked Persons.” All sales, purchases, imports, reimports, exports, reexports, deemed exports, deemed reexports, sales, transfers, retransfers, and releases (including in-country releases) of Products by the Seller have been effected in accordance with all material applicable export control, sanctions, and customs laws including but not limited to the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. customs laws, and export, sanctions, and customs laws administered by other countries.

Section 3.27.        No Other Representations. Except for the representations and warranties contained in this Article III, in any certificate or instrument delivered hereunder or in any Ancillary Agreement, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, whether by Seller or any Affiliate of Seller or any of their respective Representatives, including any representation or warranty as to the accuracy or completeness of any information regarding the Business or Transferred Assets furnished or made available to Buyer and its Representatives (including any information, documents or other material delivered or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising by Law. Any such other representations or warranties are hereby expressly disclaimed by Seller.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date (except for the representations and warranties that are made as of a specific date, which shall be made as of such date):

Section 4.1.        Organization and Qualification. Buyer is either duly organized, and is validly existing and in good standing (to the extent such a concept exists under its jurisdiction of organization) under the Laws of its jurisdiction of organization. Buyer has all requisite corporate (or similar entity) power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign entity and is in good standing (to the extent such a concept exists under its jurisdiction of organization), in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer or Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.2.        Corporate Authorization. Buyer has sufficient corporate (or similar entity) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is (or will be) a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party has been duly and validly authorized by Buyer and no additional corporate (or similar entity) authorization or consent by Buyer is required in connection therewith.

Section 4.3.        Binding Effect. This Agreement and each of the Ancillary Agreements to which Buyer is (or will be) a party, when executed and delivered by the parties thereto, constitutes (or will constitute) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.4.        Consents. Except as set forth on Schedule 4.4 (the “Buyer Consents” and collectively with the Seller Consents, the “Consents”), no consent, approval, waiver, filing or authorization is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Person (including a Governmental Entity or securities exchange), in each case, as a result of the execution, delivery or performance by Buyer of this Agreement and the Ancillary Agreements, except for such consents, approvals, waivers, filings or authorizations as may be required under the HSR Act or that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to timely consummate the transactions contemplated hereby or thereby.

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Section 4.5.        Non-Contravention. Neither the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is (or will be) a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) result in a breach or violation of, or default under, any provision of the Organizational Documents of Buyer, (b) assuming the receipt of all Buyer Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (with or without notice or the lapse of time or both) of any right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or result in the creation of any Lien upon any of its assets or (c) assuming the receipt of all Buyer Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Buyer is subject; except, in each case of clauses (b) and (c) above, for such violations, breaches, defaults or other matters that would not reasonably be expected to materially adversely affect Buyer’s ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party.

Section 4.6.        Finders’ Fees. There is no fee or commission payable by Buyer or any of its Affiliates to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates in connection with the transactions contemplated hereby.

Section 4.7.        Litigation and Claims. There are no Litigations pending or, to Buyer’s Knowledge, threatened against Buyer that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement to which it is a party, or to timely consummate the transactions contemplated hereby or thereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Buyer that, individually or in the aggregate, would reasonably be expected have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Section 4.8.        Financial Capability. Buyer has, and will have at Closing, sufficient funds to satisfy its monetary and other obligations under this Agreement. Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.9.        Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), Buyer shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 4.10.        Buyer’s Due Diligence. Buyer acknowledges that it has performed its own investigation and analysis in entering into this Agreement and the Ancillary Agreements to which it is specified to be a party and the transactions contemplated thereby, and that this Agreement and the Ancillary Agreements are the product of arm’s-length negotiations. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and the Ancillary Agreements and has undertaken such investigation, and, to the Buyer’s Knowledge, has had such documents and information made available and has evaluated such documents and information, as it has requested in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements. Except for, or with respect to, the representations and warranties in this Agreement or any Ancillary Agreement or in the case of fraud, Buyer acknowledges and agrees any estimate, forecast, projection or other similar information made available by or on behalf of Seller or any of Seller’s Affiliates to Buyer or its Representatives, (i) are subject to substantial risks and uncertainties and (ii) reflect various assumptions and may not prove to be correct.

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Section 4.11.        Financial Statements Acknowledgement. Buyer acknowledges that the Business Financial Statements were prepared solely for the purpose of this Agreement and for the internal management purposes of the Seller and that the Business was not conducted on a stand-alone basis during the periods, or as of the dates, indicated in the Business Financial Statements and that the allocations and estimates included in the Business Financial Statements are not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods or as of such dates. Buyer further acknowledges that the Business Financial Statements were prepared based on the management assumptions to reflect direct cost incurred by the Business during the periods indicated therein. Nothing in this Section 4.11 or Section 4.10 is intended to limit or modify the representations and warranties made by the Seller hereunder or, for the avoidance of doubt, any agreement, indemnity or other obligation contained in Article IX.

Section 4.12.        No Other Representations. Except for the representations and warranties contained in this Article IV, in any certificate or instrument delivered hereunder or in any Ancillary Agreement, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, whether by Buyer or any Affiliate of Buyer or any of their respective Representatives. Any such other representations or warranties are hereby expressly disclaimed by the Buyer.

ARTICLE V

COVENANTS

Section 5.1.        Access and Reports. Subject to applicable Law, including antitrust law, upon reasonable notice from Buyer to Seller, Seller shall afford Buyer’s officers and other authorized Representatives reasonable access to the properties, Books and Records and Contracts of the Seller during normal business hours throughout the period prior to the Closing Date and, during such period, Seller shall make available to Buyer all information concerning the operations, properties and personnel of the Business as Buyer may reasonably request; provided that the foregoing shall not require Seller or its Affiliates (i) to permit any inspection, or to disclose any information that, in the reasonable judgment of Seller or its applicable Affiliate, would violate, notwithstanding Buyer’s entry into the Confidentiality Agreement, any of Seller’s or its Affiliates’ obligations with respect to confidentiality contained in agreements with third parties, (ii) to disclose any privileged information of Seller or any of its Affiliates, (iii) to permit any environmental sampling, testing or other intrusive investigations of the Occupied Real Property or (iv) to take any action that would cause material disruption to the Business or the business of Seller or its Affiliates. Following the execution of this Agreement, Seller shall use its Reasonable Best Efforts to provide Buyer the data set forth on Schedule 5.1 within the time period set forth thereon. Prior to the Closing, Buyer and its Representatives shall not contact or communicate with the creditors, customers, regulators, insurers, suppliers or vendors of the Business in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller. All requests for information made pursuant to this Section shall be directed to the Person designated by Seller in a notice given to Buyer, and all such information shall be governed by the terms of Section 5.4 and the Confidentiality Agreement.

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Section 5.2.        Efforts to Consummate; Certain Governmental Matters.

(a)	Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, use their respective Reasonable Best Efforts to obtain and to cooperate in obtaining any Governmental Authorizations and Consents required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement. The parties will promptly make a filing under the HSR Act within ten (10) Business Days of the date hereof. The parties hereby agree to diligently pursue termination of the waiting periods under the HSR Act or any other Competition/Investment Law (including promptly responding to any requests for additional information). Each party shall use its Reasonable Best Efforts to cooperate with the other party in such other party’s efforts to obtain any Consents as are required in connection with the consummation of the transactions contemplated hereby. Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event (x) shall Buyer or any of its subsidiaries, Affiliates or Affiliates of its subsidiaries be required to dispose of any material assets (including material contractual rights) in order to comply with this Section 5.2 or any other Section of this Agreement, (y) shall the Buyer or any of its respective subsidiaries, Affiliates or Affiliates of its subsidiaries be required to agree to any condition with respect to its ownership and operation of its business, the Business or any other business and material assets which Buyer or any of its subsidiaries, Affiliates or Affiliates of its subsidiaries may have the right to acquire and (z) shall a party be required to share with another party such information as is customarily not provided by parties in connection with filing the relevant filing made under the HSR Act or other Competition/Investment Law.

(b)	Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall use, and shall cause their respective Affiliates to use, their respective Reasonable Best Efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and the Ancillary Agreements and applicable Law to satisfy the conditions to Closing, and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable.

(c)	Buyer and Seller each shall, upon request by the other and subject to appropriate confidentiality restrictions, furnish the other with all material documentation concerning the Business, on the one hand, or Buyer, on the other hand, and such other matters as may be necessary or reasonably advisable in connection with any notices, reports, statements, applications or other filings made by or on behalf of Buyer, Seller or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; provided that any such documentation furnished by the parties to one another may be redacted to the extent necessary, either to comply with applicable Law, including antitrust law, or to protect the confidentiality of any information that is confidential to a third party in such documentation where the third party’s consent to the disclosure of such documentation is conditioned upon the redaction of the information concerned.

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(d)	Subject to applicable Law or as prohibited by any Governmental Entity, Buyer and Seller each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including (i) promptly notifying the other of any facts, circumstances or other reason that would prevent the receipt of any Consents for the timely consummation of transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly furnishing the other with copies of material notices or other communications received by Buyer or Seller, as the case may be, from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement and the Ancillary Agreements; provided that any such notices furnished by the parties to one another may be redacted to the extent necessary, either to comply with applicable Law or to protect the confidentiality of information that if furnished would not facilitate the other party’s understanding of the status of matters relating to consummation of the transactions contemplated hereby. None of Seller or Buyer shall permit any of its officers or any other representatives or agents to participate in any meeting or discussion with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e)	From the date of the Agreement until the Closing Date, the Seller will give the Buyer prompt written notice upon becoming aware of any material development affecting the Transferred Assets, Assumed Liabilities, Business, financial condition, operations or prospects of the Seller, or any event or circumstance that has resulted or would reasonably be expected to result in a breach of, or material inaccuracy in, the Seller’s representations and warranties; provided, however, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

Section 5.3.        Interim Operation Covenants of Seller and Parent. Except (a) as required by applicable Law or any Governmental Entity, (b) as otherwise required by this Agreement or any Ancillary Agreement, (c) as Buyer may consent, which consent may not unreasonably be withheld, conditioned or delayed, (d) for repayments, redemptions or repurchases of loans or other debt obligations, (e) for disposal, distribution or transfer of equity interests, assets and properties which are not part of the Business or the Transferred Assets or (f) as set forth on Schedule 5.3, during the period from the date hereof until the Closing Date:

(i)	Seller shall operate the Business only in the Ordinary Course of Business.

(ii)	Seller shall use Reasonable Best Efforts to maintain the value of the Business as a going concern.

(iii)	Seller shall use Reasonable Best Efforts to preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

(iv)	Prior to Closing, Parent shall transfer, and cause its Subsidiaries to transfer, to Seller any assets that are owned by, or are in the name of, the Parent or its Subsidiaries (other than Seller) that would be Transferred Assets if such assets were owned by, or were in the name of, the Seller.

(v)	Seller shall not, and Parent shall not with respect to the Transferred Assets described in clause (iv), (except as expressly required by this Agreement) take or omit to take any action which, if taken or omitted between December 31, 2013 and the date hereof, would have been required to be disclosed on Schedule 3.19 or undertake any of the following with respect to the Business:

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(1)	implement or adopt any material change in the accounting principles, practices or methods of the Business, other than as may be required by Law or applicable accounting requirements;

(2)	create a material Lien (other than Permitted Liens and Liens to be released pursuant to the Lien Releases) on any of the Transferred Assets or incur a material amount of additional indebtedness for borrowed money;

(3)	enter into any lease of real or personal property or any renewals thereof involving a rental obligation exceeding $50,000 per annum per any such lease, and $100,000 per annum in the aggregate;

(4)	except as may be required by applicable Law or any Benefit Plans, Employment Agreements, or Retention Agreements existing as of the date hereof and provided to Buyer, increase the rate of compensation or the benefits payable to any of the officers of the Business, amend or terminate any Benefit Plan, Employment Agreement or Retention Agreement or otherwise adopt or enter into an arrangement that if it were in existence on the date hereof would constitute a Benefit Plan, an Employment Agreement, or a Retention Agreement;

(5)	terminate the employment of any current Business Employee other than for cause, provided, that, Seller shall provide Buyer with prior notice of any such termination and a reasonably detailed description of the reasons therefor;

(6)	make any new commitment or increase any previous commitment for capital expenditures for the Business in an amount exceeding $50,000 per any such capital expenditure, and $100,000 in the aggregate;

(7)	sell, assign, transfer, lease, exchange or dispose of any material Transferred Assets except for sales of inventory in the ordinary course of business consistent with past practice;

(8)	fail to exercise any rights of renewal with respect to any material Occupied Real Property that by its terms would otherwise expire;

(9)	make any change in material Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes relating to the Transferred Assets or the Business, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes of the Business; or

(10)	enter into any Contract with respect to any of the foregoing.

Nothing in this Agreement shall diminish Seller’s sole title to the Business or shall give Buyer any ownership rights to the Transferred Assets, before the Closing. Buyer acknowledges that Seller may transfer, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments, past profits or reserves, as well as any other Excluded Assets out of the Business and, it is intended that to the extent practicable, the Excluded Assets will be transferred out of the Business. Seller shall determine the method by which any such Excluded Assets shall be transferred or any intercompany accounts shall be eliminated.

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Section 5.4.        Public Disclosure; Confidentiality.

(a)	Notwithstanding anything to the contrary contained in this Agreement, all notices, releases, statements and communications generally directed to suppliers, customers, the public or the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Seller and Buyer; provided, however, that any party may make a public announcement of the proposed transaction if such party reasonably deems such public announcement or filing is necessary to comply with applicable Law or any rule or regulation of any applicable securities exchange or securities quotation system and such party shall, to the extent practicable, (x) consult with the other party with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement and (y) provide the other party a reasonable opportunity, at such other party’s sole cost and expense, to contest and minimize disclosure (including, if available, through requiring the confidential treatment of certain information).

(b)	From and after the date of this Agreement, Buyer and Seller shall, and shall cause each of their respective Affiliates and Representatives to, keep confidential the terms of this Agreement and the Ancillary Agreements and the negotiations relating thereto and all documents in connection therewith except to the extent that any such information must be disclosed in connection with the enforcement of any right or remedy relating to the transactions contemplated hereby, this Agreement or the Ancillary Agreements. From and after the Closing Date, Seller shall, and shall cause its Affiliates to, keep confidential and not disclose or use any confidential or proprietary information possessed by Seller or any Affiliate involving or related to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Confidential Information”) except (i) to the extent that any Confidential Information must be disclosed in connection with the enforcement of any right or remedy relating to the transactions contemplated hereby and (ii) to the extent required by applicable Law or any rule or regulation of any applicable securities exchange or securities quotation system so long as, to the extent practicable, reasonable notice is given prior to such disclosure and a reasonable opportunity is afforded the Buyer, at Buyer’s sole cost and expense, to contest and minimize disclosure (including, if available, through requiring the confidential treatment of certain information).

(c)	If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall, upon request from Seller, promptly return to Seller all Books and Records (including all copies, if any, thereof) furnished or made available by Seller, or any of Seller’s Representatives, and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other Person.

(d)	At or prior to the Closing, Seller will, and will cause any of its Affiliates to, assign or cause to be assigned to Buyer any rights of the Seller or such Affiliate under any confidentiality agreement or similar contractual obligation entered into with respect to the sale of the Transferred Assets.

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(e)	Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect in accordance with its terms and that all information provided by the Seller to the Buyer and its Affiliates and Representatives under this Agreement or in connection with the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement. This Section 5.4 and the Confidentiality Agreement shall survive the termination of this Agreement: provided, however, that the Confidentiality Agreement shall terminate and be null and void upon the consummation of the Closing.

Section 5.5.        Intellectual Property.

(a)	Buyer hereby acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to Buyer or its Affiliates the right to use or any interest in any Intellectual Property Rights of Seller or Parent or Affiliates of Seller that are not used or held for use in the Business, including any names used by Affiliates of Seller (such as “Black Diamond”, “POC” and “PIEPS” (which shall include capitalized versions of such names)) (the “Parent Names”), any logos used by Affiliates of Seller (the “Parent Logos”) or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of any Parent Name or Parent Logo (collectively, together with the Parent Names and the Parent Logos, the “Parent Intellectual Property”). Buyer shall not use any Intellectual Property Rights of Seller or Affiliates of Seller that are not included in the Transferred Assets, including, without limitation, the Parent Intellectual Property. The prohibitions in this Section 5.5(a) shall apply to any and all uses whatsoever of the Parent Intellectual Property including the use of the Parent Intellectual Property on any stationery or invoices, or identifying signs on any properties of the Business, which identify or in any way make use of the Parent Intellectual Property.

(b)	Neither Buyer nor any of its Affiliates shall use any signs or stationery, purchase order forms, labels, packaging or other similar paper goods or supplies, advertising and/or promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Specified Supplies”) that include any Parent Name or Parent Logo or contain any trademarks, trade names, service marks or corporate or business names, derived from or including any Parent Name or Parent Logo (in logotype design or any other style or design) in whole or in part.

(c)	From and after the Closing Date, the Seller and Parent shall not use, and shall cause all of their Affiliates following the Closing to cease using, directly or indirectly, any name or mark that is the subject of any Intellectual Property included in the Transferred Assets, including but not limited to the name and/or mark “Gregory”, all current or prior logos and designs, “Gregory Mountain” or marks or names incorporating the term “Gregory” in any trademark, trade name, domain name, address, corporate name, symbol or identifier or any derivatives thereof or any marks confusingly similar thereto. Within ten (10) days after the Closing, the Seller shall file the necessary amendments to its Organizational Documents to change its name to a new name bearing no resemblance to its present name so as to make Seller’s present name available to the Buyers.

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(d)	To the extent any past product, current product, or future product currently in planning or development stage as of the Closing Date, and introduced within 24 months after the Closing Date, and including any periodic product refreshment within 24 months after the Closing Date, incorporates any rights associated with any design rights (registered or unregistered), issued patents, patent applications, utility models, and the like owned by Parent, Affiliates of Parent, or Affiliates of Seller (the “Parent Patent Rights”), Parent covenants not to enforce and to achieve the cooperation of Parent’s Affiliates and Affiliates of Seller not to enforce the Parent Patent Rights against the Buyer or Affiliates of the Buyer.

(e)	The Seller and the Parent shall, and the Parent shall cause its Subsidiaries to, use Reasonable Best Efforts to obtain an assignment of WAYNE GREGORY trademark registration in Japan (Reg. No. 2181991) to the Seller prior to Closing such that such registration shall be a Transferred Asset hereunder.

(f)	At or prior to Closing, the Seller and the Parent shall, and the Parent shall cause its Subsidiaries to, unlock each domain name listed in Schedule 3.10(a), provide the authorization code and take all other actions, sign necessary documents, send necessary approval e-mails and otherwise reasonably cooperate in the transfer of such domain names to Buyer or Buyer’s designee(s).

Section 5.6.        Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale to Buyer of the Transferred Assets. For the avoidance of doubt, this provision shall not be construed as releasing or otherwise modifying the Seller’s obligations under Article IX.

Section 5.7.        Further Assurances. At any time after the date hereof, but subject to the terms and conditions hereof, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy their respective obligations hereunder. After the Closing, (a) Seller shall promptly execute and deliver to or cause to be executed and delivered to Buyer such further instruments of transfer and conveyance and use Reasonable Best Efforts to take such other reasonable action as Buyer may reasonably require to carry out more effectively and completely the sale and transfer of the Transferred Assets contemplated by this Agreement, and to vest and confirm Buyer’s ownership in the Transferred Assets, (b) Buyer shall take such reasonable actions as Seller may reasonably request to give Seller access to, and to transfer to Seller, all Excluded Assets located in the Occupied Real Property, (c) should any funds or property that is a Transferred Asset be paid or delivered to Seller, such funds or properties shall be held in trust for Buyer by Seller and Seller shall promptly, but in any event no later than twenty (20) Business Days after receipt, pay and deliver the same to Buyer, without any offset or deduction, (d) should any funds or property that is an Excluded Asset be paid or delivered to Buyer, such funds or properties shall be held in trust for Seller by Buyer and Buyer shall promptly, but in any event no later than twenty (20) Business Days after receipt, pay and deliver the same to Seller, without any offset or deduction and (e) the parties shall use Reasonable Best Efforts to give effect to the other transactions contemplated hereby. For a period of five (5) years following the Closing Date, the parties shall retain or cause to be retained all Books and Records (with respect to the Buyer, that are Transferred Assets and with respect to the Seller, that are Excluded Assets) in existence on the Closing Date (and only as such Books and Records existed as of the Closing Date) and shall provide the other party and its Representatives access to such Books and Records for inspection and copying by the applicable party or its Representatives for Tax and financial accounting purposes, upon reasonable request and upon reasonable notice and the Buyer and the Seller, as applicable, shall not, and shall cause their respective Affiliates not to, destroy any Books and Records without first advising the other party in writing and giving the other party a reasonable opportunity to obtain possession thereof, with any costs of transferring the Books and Records to be paid by the other party; provided that the foregoing shall not require any party (i) to disclose any information that is privileged information of the other party (other than with respect to the Transferred Assets), (ii) to disclose any information that would reasonably result in a breach or violation of any Law, (iii) to take any action that would cause material disruption to the Business or the business of Seller or its Affiliates or (iv) to disclose any information in connection with any Litigation between the Buyer or its Affiliates and the Seller or its Affiliates. The Seller shall use its commercially reasonable efforts to ensure that all customer inquiries relating to the Business that it or any of its Representatives receive from and after the Closing are referred to the Buyer. The Seller shall, and shall use its commercially reasonable efforts to, cause its Representatives to, cooperate and assist the Buyer with an orderly transition of the Business and Transferred Assets to the Buyer. For a period of six (6) years following the Closing Date, the Seller shall retain or cause to be retained all Tax Returns (and all supporting schedules and documentation) pertaining to the Seller, the Transferred Assets, or the Business with respect to any Tax periods ending before and including the Closing Date (whether or not such Tax Returns were in existence on the Closing Date), shall provide the Buyer and its Representatives access to such Tax Returns (and all supporting schedules and documentation), for inspection and copying by the Buyer or its Representatives for Tax and financial accounting purposes, upon reasonable request and upon reasonable notice.

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Section 5.8.        Restrictions on Acquisitions and Non-solicitation.

(a)	Non-Compete.

(i)	For a period of eighteen (18) months from and after the Closing Date (the “Initial Restricted Period”), none of the Seller, the Parent or any of their respective Subsidiaries (collectively, the “Restricted Parties”) will, and Parent will cause its Subsidiaries to not, engage directly or indirectly in all or any portion of the Business as conducted as of the date hereof or the Closing Date in any geographic area where the Business is conducted as of the date hereof or the Closing Date; provided, however, that (x) the foregoing shall not prohibit, restrict or in any manner affect any Restricted Party from directly or indirectly conducting or engaging in any business that such Restricted Party conducts or engages in as of the date hereof or the Closing Date in any geographic area (the “Excluded Business”), so long as such Restricted Party does not (A) establish terms for selling backpacks included in the Excluded Business brands (collectively, the “Excluded Business Backpacks”) to customers listed on Schedule 5.8(a)(i) (each a “Top Customer”) that are materially more favorable to a Top Customer than the terms in force as of the date hereof or the Closing Date; (B) alter in any material respect the terms by which it offers the Excluded Business Backpacks to a Top Customer in order to promote the Excluded Business Backpacks; and (C) increase its Spring 2015 or Fall 2015 Excluded Business Backpack SKUs or backpack style counts by more than 10% over the respective Spring 2014 or Fall 2014 counts, as applicable; it being understood, acknowledged and agreed by the parties hereto that notwithstanding anything to the contrary contained herein, the covenants, obligations and agreements set forth in clauses (A), (B) and (C) of this proviso (x) shall terminate, become null and void, and be of no further force and effect during the summer 2015 trade show circuit with respect to the sale of product for the Spring 2016 season and any season thereafter; and (y) no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged in the Business solely by reason thereof. The parties hereto acknowledge, understand and agree that Parent and its Subsidiaries currently compete with Buyer and its Affiliates, and that except as expressly set forth in this Section 5.8(a)(i), nothing contained in this Agreement shall be construed as restricting such competition.

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(ii)	For a period of five (5) years from and after the Closing Date (the “Restricted Period”), none of the Restricted Parties will, and Parent will cause its Subsidiaries to not, directly or indirectly (x) acquire, or agree to acquire, all or any part of the companies listed on Schedule 5.8(a)(ii); and (y) develop a backpack brand that is competitive with the Business that is not included in the Excluded Business as of the date hereof or the Closing Date.

(b)	Nonsolicitation. Without limiting the foregoing, during the Restricted Period, no Restricted Party will solicit or encourage any customer, distributor, vendor or supplier to the Business to terminate or diminish its relationship with Buyer or any of its Affiliates relating to the Business; provided, however, that the conduct of the Excluded Business by any Restricted Party as described above shall not be deemed to be a violation of this sentence. During the Initial Restricted Period, no Restricted Party will recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Transferred Employees or employee of Buyer or any of its Affiliates and whom Seller or Parent has been in contact with in connection with the transactions contemplated hereby to leave the employ or engagement of Buyer or any of its Affiliates; provided, however, that no Restricted Party shall be precluded or otherwise restricted from (A) making solicitations for employment to the public or the industry generally through advertising which is not specifically targeted at employees of Buyer or any of its Affiliates, (B) working with recruiters or employment agencies who do not specifically target employees of the Buyer or any of its Affiliates or (C) except with respect to the individuals identified on Schedule 5.8(b) (who a Restricted Party may not hire or employ during the Initial Restricted Period), from hiring or employing, or from having employment or hiring discussions with, any such employee of Buyer or any of its Affiliates who responds to any such solicitation for employment described in clauses (A) or (B) without breach of this Section 5.8(b).

Parent and Seller acknowledge that in view of the nature of the Transferred Assets and the business objectives of Buyer in acquiring them, and the consideration paid to Seller therefor, the limitations set forth in Section 5.4 (Public Disclosure; Confidentiality) and this Section 5.8 (Restrictions on Acquisitions and Non-Solicitation) are reasonable and properly required for the adequate protection of Buyer. Parent and Seller further acknowledge that the remedy at law for any breach or threatened breach by either of them of the covenants contained in Section 5.4 or this Section 5.8 will be inadequate and agree that Buyer, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to obtain preliminary or permanent injunctive relief without being required to prove actual damages or to post a bond or other undertaking and, to the extent permitted by applicable statutes and rules of procedure, a temporary restraining order (or similar procedural device) upon the commencement of such action. This Section 5.8 constitutes an independent and severable covenant and if any or all of the provisions of this Section 5.8 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.4 or this Section 5.8 is invalid or unenforceable, the parties hereto agree such term or provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Parent and Seller each further agree that the period of restriction set forth in Section 5.8 that is applicable to such party shall be tolled, and shall not run, during the period of any breach by such party of any covenant contained in this Section 5.8.

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Section 5.9.        Exclusivity. From the date of this Agreement until the Closing or earlier termination of this Agreement, neither Seller nor Parent will (and Seller and Parent will not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in the Seller or any merger, recapitalization, share exchange, sale of substantial assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the transactions contemplated hereby or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. During the period described in the first sentence of this Section 5.9, (i) Parent will not vote its equity interests in Seller in favor of any such acquisition structured as a merger, consolidation, share exchange, asset sale or otherwise, and (ii) Parent and Seller will notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 5.10.        Non-Disparagement. During the three years following the Closing and except as required by applicable Law, each of Buyer and Seller shall direct their senior executives not to, at any time, either directly or indirectly, make any public statements to third parties regarding the transactions contemplated by this Agreement that are disparaging or derogatory concerning the other party and its Affiliates or their respective business, services, reputations or their past or present Representatives; provided, however, that nothing in this Section 5.10 prevents either Buyer or Seller from making statements attendant with the marketing of products and competition in the ordinary course of business (except to the extent competition is restricted pursuant to Section 5.8).

ARTICLE VI

EMPLOYMENT MATTERS

Section 6.1.        Offer of Employment. Not later than five (5) Business Days prior to Closing, Seller shall provide Buyer with an updated Schedule 3.12(c). Effective as of Closing, Seller shall terminate the employment of the Employees listed on Schedule 6.1. Buyer shall offer employment, in a form reasonably acceptable to Seller, commencing on the Closing Date, to each Employee listed on Schedule 6.1 (the “Offer Employees”), on terms substantially similar to those provided to such Employees immediately prior to Closing, with respect to position, work, location, and salary or hourly wage; provided that, unless required by applicable Law, any offer of employment to an Employee who is not actively at work on the Closing Date due to an approved leave of absence shall be effective on the date following the Closing Date on which such Employee returns to active employment, so long as such date is within six (6) months following the Closing Date; and further provided that, if such Employee does not return to active employment within such six (6) month period, then such offer of employment will expire and Buyer will have no Liability or obligation with respect to such Employee hereunder. Those Employees who accept Buyer’s offer of employment and commence such employment on the Closing Date (or, if applicable, upon return to active duty as contemplated by this Section 6.1) shall be referred to as “Transferred Employees”. During the 12-month period ending on the first anniversary of the Closing Date, each Transferred Employee shall be entitled to receive while in the employ of Buyer or any of its Affiliates (i) base compensation that is not less than the base compensation paid to such Transferred Employee immediately prior to Closing and (ii) bonus opportunities and employee benefits that, in the aggregate, are substantially equivalent to the bonus opportunities and employee benefits provided to similarly situated employees of the Buyer or its Affiliates. In no event shall Buyer or any of its Affiliates have any Liability with respect to (x) the termination of employment by Seller of the Offer Employees or (y) any employee or other service provider who is not a Transferred Employee.

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Section 6.2.        Transferred Employees. Effective as of Closing (or, if applicable, upon the Transferred Employee’s return to active duty as contemplated by Section 6.1), each Transferred Employee shall cease to participate in the employee benefit plans (as defined in section 3(3) of ERISA) maintained or sponsored by Seller, Parent, or their respective Affiliates and shall commence to participate in the employee benefit plans of Buyer. Buyer shall recognize the past services of the Transferred Employees with Seller for purposes of eligibility and vesting in any employee benefit plan of Buyer or its Affiliates (but not for purposes of benefit accruals under any “pension plan” as defined in Section 3(2) of ERISA or for purposes of post-employment welfare benefits) for which a Transferred Employee becomes eligible. In addition, (i) Buyer shall provide or cause the applicable insurer to provide (in each case, if able to provide) that all pre-existing condition provisions contained in any health plans (including medical, dental and vision benefits) of Buyer or its Affiliates for which a Transferred Employee otherwise becomes eligible shall be waived, and (ii) Buyer shall use commercially reasonable efforts to provide or to cause the applicable insurer to provide that each Transferred Employee shall be given credit under any such plan for all co-payments or deductibles paid or satisfied by such Transferred Employee under the health plans of Seller or its Affiliates for the plan year in which the Closing Date occurs, but only to the extent that Seller promptly provides Buyer with the amount of co-payments and deductibles following Closing.

Section 6.3.        Actions Prior to Closing. Prior to, or in connection with, the Closing, Buyer shall take no action to cause either Seller or the Business to terminate the employment of any Employee (other than in connection with the transfer of any Transferred Employee to Buyer), and neither Seller nor the Business shall be under any obligation to, or may, terminate any Employee prior to Closing (but, for the avoidance of doubt, Seller and the Business shall have the right to do so for cause in its sole discretion).

Section 6.4.        Actions On or After Closing. Expenses and benefits with respect to employee welfare benefit claims incurred by the Transferred Employees or their covered dependents after the Closing (or, if applicable, upon the Transferred Employee’s return to active duty as contemplated by Section 6.1) shall be the sole responsibility of Buyer. For purposes of this Section, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the individual first enters the hospital. Seller, Parent and their Affiliates shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code (“COBRA”) or any applicable similar Law to any Business Employees whose “qualifying event,” within the meaning of Section 4980B(f) of the Code or applicable similar Law, occurred at or prior to Closing (and such Business Employees’ “qualified beneficiaries,” within the meaning of Section 4980B(f) of the Code or applicable similar Law), and Buyer agrees to provide Transferring Employees (and their qualified beneficiaries) with continuation coverage under COBRA (or similar Law) in respect of any qualifying occurring after Closing.

Section 6.5.        WARN Act. Within the ninety day period following the Closing, Buyer shall not implement, or permit the Business to implement, any plant closings, mass terminations or layoffs, personnel restructurings, employee layoffs, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Seller or any of its Affiliates under the WARN Act or any similar applicable Law. Buyer shall, and shall cause the Business to, provide any required notice under the WARN Act or any similar applicable Law, and otherwise comply with any such Laws with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar applicable Law) or mass termination or employee layoff, personnel restructurings or similar event affecting any Employee within the ninety day period following the Closing, including any such notice required as a result of Buyer’s failure to employ any Employees in accordance with the terms of this Agreement.

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Section 6.6.        No Amendment. Notwithstanding any other provision of this Agreement, nothing contained in this Article VI shall (i) be deemed to be the adoption of, or an amendment to, any Benefit Plan, including any employee benefit plan, as that term is defined in Section 3(3) of ERISA, Employment Agreement or Retention Agreement, or otherwise limit the right of Seller, Buyer or their respective Affiliates to amend, modify or terminate any such Benefit Plan, Employment Agreement or Retention Agreement or (ii) be construed to give any third party (including but not limited to any Business Employees or other service providers to Seller whose primary responsibilities relate to the Business) any benefit under or right to enforce the provisions of this Article VI, including any right to employment or continued employment for any period of time or any right to a particular term or condition of employment.

Section 6.7.        Retention/Severance Obligations. From and after the Closing, Buyer shall, and agrees to, perform and pay the obligations arising under the Retention Agreements with respect to Transferred Employees in accordance with the terms of the Retention Agreements, other than any obligations with respect to Parent Equity Awards or payments due at, or in connection with, Closing.

Section 6.8.        Other Employee Payment Obligations. At the Closing, Seller or one of its Affiliates will pay to each Transferred Employee an amount equal to any bonus, incentive, change of control, sales commission or similar payment earned and unpaid in respect of, or otherwise payable to, each such Transferred Employee in respect of the most recent calendar or bonus year, or other performance period, ending on or prior to the Closing Date, calculated on the basis that all conditions required for the determination and/or payment of the full amount of such bonus, incentive or other amount under the applicable Seller Plan have been satisfied. For the avoidance of doubt and without derogating the scope of Section 2.4, Seller and its Affiliates shall retain all Liabilities related to any such payments due or otherwise payable to any Employee of the Business who does not become a Transferred Employee.

ARTICLE VII

TAX MATTERS

Section 7.1.        Straddle Period. The parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) ending on (and including) the Closing Date: (i) in the case of property Taxes, ad valorem Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim “closing of the books” as of the end of the day on the Closing Date;

Section 7.2.        Transfer Taxes. All local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes that may be imposed or assessed as a result of the execution of this Agreement or the Ancillary Agreements, (“Transfer Taxes”) shall be paid 50% by Buyer and 50% by Seller. Seller shall, at its own cost, prepare and file, or cause to be prepared and filed, any Tax Returns or other documentation required to be filed in connection with such Transfer Taxes; provided, that Buyer shall join in the execution of any such Tax Returns or other documentation if required by applicable Law. Each Party shall use commercially reasonable efforts to sign and deliver such certificates and forms as may be necessary to establish an exemption from, or otherwise reduce, Transfer Taxes.

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Section 7.3.        Tax Proceedings. Buyer and Seller shall promptly notify the other upon receipt of written notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) is reasonably expected to be liable hereunder, provided, that no delay in providing such notice will relieve a party from its obligation under Article IX, except to the extent such delay actually and materially prejudices the Indemnifying Party. Seller shall be entitled to jointly participate (with the Buyer) at Seller’s sole expense in the defense of any Tax audit or administrative or court proceeding relating to any Taxes or Tax Returns relating solely to a Tax period ending on or before the Closing Date which could reasonably be expected to result in Seller becoming fully liable for such Taxes pursuant to this Agreement (each a “Tax Proceeding”), provided that Seller deliver to Buyer a written statement acknowledging its responsibility for paying such Taxes and any Losses with respect thereof . If Seller does not exercise its option to participate in any such Tax Proceeding as provided in this Section 7.3 then Buyer shall have the right to control the handling, disposition or settlement of any such issue; provided, however, that in controlling the conduct of such Tax Proceeding, Buyer shall: (i) keep Seller fully informed regarding the status and progress of such Tax Proceeding; (ii) provide to Seller drafts of any material correspondence to any Taxing Authority and consider in good faith any comments of Seller (or its advisors) on the correspondence, and (iii) not settle any Tax Proceeding for which Seller or any of its Affiliates may be liable without the prior consent of Seller (unless such consent is unreasonably being withheld, conditioned or delayed).

Section 7.4.        Allocation of the Purchase Price.

(a)	The Buyer and the Seller shall allocate the consideration payable by the Buyer under this Agreement (as determined for U.S. federal income Tax purposes, taking into account, without limitations, the Assumed Liabilities), as adjusted pursuant to the provisions of this Agreement (the “Tax Consideration”), among the Transferred Assets in a manner consistent with the principles set forth on Schedule 7.4 (the “Allocation Principles”). To the extent that any Transfer Taxes payable in connection with the Closing require a determination of purchase price (or the allocation thereof) prior to the delivery of the Proposed Allocation, the parties will work together in good faith to make the relevant determination. Within a reasonable period following the Closing, the Buyer shall prepare and submit to the Seller a proposed allocation of the Tax Consideration among the Transferred Assets consistent applicable U.S. federal income tax rules, the Allocation Principles and an independent appraisal, if any, obtained by Buyer (the “Proposed Allocation”). If, and only if, the Buyer obtains an independent appraisal and the Seller executes an access letter in form and substance satisfactory to the Buyer and the appraiser and the Seller otherwise comply with reasonable conditions relating thereto, the Buyer will provide a copy of such appraisal to Seller. If, within twenty (20) days after receiving the Buyer’s Proposed Allocation, the Seller notifies the Buyer in writing that the Sellers dispute any item(s) reflected thereon, the Buyer and the Seller shall cooperate in good faith to resolve any dispute within twenty (20) days.

(b)	The Proposed Allocation, as delivered (if no comments were delivered by Seller within the designated time period), or as revised pursuant to Section 7.4(a) to reflect an agreement, if any, between the parties, shall be conclusive and binding upon the parties (the “Final Allocation”). For the avoidance of doubt, if the parties are unable to agree to a Final Allocation within the timeframe contemplated by Section 7.4(a) and, unless otherwise mutually agreed to by the parties, then each party shall be free to adopt its own allocation for all Tax purposes subject to the agreed Allocation Principles. The Parties agree to prepare and file all Tax Returns (including related statements and forms) in a manner consistent with the Final Allocation (to the extent exists) or the Allocation Principles (if no agreed Final Allocation exists) and the parties shall take no position inconsistent therewith in connection with any Tax proceeding, unless otherwise required by a final determination by applicable Governmental Authority or court of competent authority.

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Section 7.5.        Assistance and Cooperation. Following the Closing Date, each of Buyer and Seller shall cooperate with reasonable request by the other party in preparing any Tax Returns with respect to the Business or the Transferred Assets and in preparing for any audits of, inquiries by, or disputes with any Taxing Authorities regarding, any applicable Tax Returns with respect to the Business or the Transferred Assets and payments in respect thereof, including making available to the other party during normal business hours, all Books and Records, Tax Returns or portions thereof (together with related paperwork and documents relating to rulings or other determinations by Taxing Authorities), proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information necessary or useful for such purposes, in each case, whether or not in existence as of the Closing Date. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party or parties.

Section 7.6.        Adjustment to Purchase Price. The parties agree to treat any payment by Buyer or Seller, as the case may be, under this Agreement as an adjustment to the Purchase Price.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.        Conditions to Mutual Obligations. The respective obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	HSR Act. All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

(b)	No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other action or order (whether temporary, preliminary or permanent) (i) that prohibits or makes illegal the consummation of the transactions contemplated by Article II and such statute, rule, regulation, judgment, decree, injunction or other order is in effect or (ii) which would result in any of the transactions contemplated hereby being rescinded following consummation.

Section 8.2.         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Seller set forth in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which (without giving effect to any Material Adverse Effect or other materiality qualifier in such representations and warranties) would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

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(b)	Performance of Obligations of Seller. Seller shall have performed or caused to be performed in all material respects all obligations that are required to be performed by them at or prior to the Closing Date.

(c)	No Material Adverse Change. Since December 31, 2013, no events will have occurred nor will there exist circumstances which individually or in the aggregate constitutes a Material Adverse Effect.

(d)	Officer’s Certificate. Buyer shall have received from Seller a certificate of an authorized senior officer of Seller certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(e)	No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other action or order (whether temporary, preliminary or permanent) (i) which would limit or otherwise adversely affect the right of Buyer to own the Business or to operate all or any material portion of either the Business or the Transferred Assets or of the business or assets of Buyer or any of its Affiliates or (ii) would compel Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or the Transferred Assets or the business or assets of Buyer or any of its Affiliates and such statute, rule, regulation, judgment, decree, injunction or other order is in effect.

(f)	Chain of Title and Domain Names. Seller shall have instructed or filed chain of title documentation set forth on Schedule 8.2(f) for all Business Registered Intellectual Property Rights not in the name of Seller at the relevant Intellectual Property registry and shall have provided evidence of the same to the Buyer that is reasonably satisfactory in form and substance to Buyer.

(g)	Deliverables. Buyer shall have received from Seller the items to be delivered pursuant to Section 2.7(b).

Section 8.3.        Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (ii) for breaches and inaccuracies the effect of which (without giving effect to any materiality qualifier in such representations and warranties) would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.

(b)	Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations that are required to be performed by it under this Agreement at or prior to the Closing Date.

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(c)	Officer’s Certificate. Seller shall have received from Buyer a certificate of an authorized senior officer of Buyer certifying that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied.

(d)	Deliverables. Seller shall have received from Buyer the items to be delivered pursuant to Section 2.7(c).

ARTICLE IX

SURVIVAL; BUYER ACKNOWLEDGMENT

Section 9.1.        Survival. The representations and warranties contained in Article III and Article IV of this Agreement shall survive the Closing and will continue in full force and effect for a period from the date hereof until the General Survival Date; provided, that, (i) the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Corporate Authorization), Section 3.3 (Binding Effect), Section 3.5 (Non-Contravention), Section 3.6 (Assets), Section 3.17 (Finders’ Fees), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.3 (Binding Effect), Section 4.5 (Non-Contravention) and Section 4.6 (Finders’ Fees) (collectively, the “Fundamental Representations”) shall survive the Closing and will continue in full force and effect for a period from the date hereof until the Fundamental Survival Date, (ii) claims based upon fraud shall survive indefinitely and (iii) the representations and warranties in Section 3.15 (Taxes) shall survive until the sixtieth calendar day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) (the “Tax Survival Date”) (the General Survival Date, the Fundamental Survival Date or the Tax Survival Date, as applicable, each a “Survival Date”). The covenants and agreements of Buyer and Seller that are required to be performed by any such Person prior to the Closing shall survive the Closing and continue in full force and effect until the General Survival Date. The covenants and agreements of Buyer and Seller that are required to be performed by any such Person after the Closing shall survive the Closing in accordance with their respective terms and shall not expire.

Section 9.2.        Acknowledgment.

(a)	Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that (i) none of Buyer or any of its Affiliates are affiliated with, related to, or have a fiduciary relationship with, Seller or any of its Affiliates and (ii) Seller has not made, and Seller does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to (except as set forth in this Agreement, in any certificate or instrument delivered hereunder or in any Ancillary Agreement and except in the case of fraud): (A) the nature, quality or condition (financial or otherwise) of the Business, the Transferred Assets or the Assumed Liabilities, (B) the suitability of the Transferred Assets for any and all activities and uses that Buyer may conduct therewith or thereon, (C) the compliance of or by the Transferred Assets or their operation with any past, existing or future Laws, (D) the manner or quality of the construction or materials, if any, incorporated into the Transferred Assets, (E) the manner, quality, state of repair or lack of repair of the Transferred Assets and (F) any other matter with respect to the physical condition of the Transferred Assets.

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(b)	In connection with Buyer’s investigation of the Business, the Transferred Assets or the Assumed Liabilities, Buyer and its Representatives have received from Seller (individually or through its Representatives) certain projections, estimates and other forecasts and certain business plan information including a Confidential Information Memorandum, dated February 2014, and Management Presentations, dated April 2014 (collectively, “Projections”). Except for the representations and warranties in this Agreement, in any instrument or certificate delivered hereunder or in any Ancillary Agreement and except in the case of fraud, (i) Buyer acknowledges that neither Seller or any of its Affiliates, nor any of their respective Representatives or direct or indirect equity holders or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any Projections, any written or oral information regarding the Business, the Transferred Assets or the Assumed Liabilities furnished or made available to Buyer or its Representatives or otherwise with respect to the Business or its operations, business, financial condition, assets, liabilities or prospects, and neither Seller or any of its Affiliates, nor any of their respective Representatives or direct or indirect equity holders or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Affiliates, or Buyer’s or any of its Representative’s or Affiliate’s use of, any such Projections, written or oral information, or any information, documents or material made available to Buyer or its Representatives and Affiliates in any form.

(c)	Each of Seller and Parent acknowledges and agrees, on behalf of itself and each of its Affiliates, that none of Seller, Parent or any of their respective Affiliates are affiliated with, related to, or have a fiduciary relationship with, Buyer or any of its Affiliates.

(d)	Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the parties hereto waive any claim for fraud and no acknowledgement or disclaimer or other provision set forth in this Agreement or otherwise shall be read as a waiver of any such claim by a Buyer Indemnified Party or a Seller Indemnified Party.

Section 9.3.        Indemnification by Seller. Subject to the terms of this Article IX, from and after the Closing, Seller and Parent shall jointly and severally indemnify the Buyer and its Affiliates and their respective officers, directors, equity holders, managers, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Party resulting from, arising out of or related to:

(a)	any breach or inaccuracy of any representation or warranty made by Seller or Parent in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality or material adverse effect, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom; provided, that for purposes of determining whether there has been any misrepresentation, breach of or inaccuracy in a representation or warranty so qualified, such misrepresentation, breach or inaccuracy shall only be deemed to have occurred if the resulting Losses with respect thereto are greater than or equal to $250,000 (without applying the limitations set forth in Section 9.5(a)(ii)) (the “Materiality Threshold”)); and provided, further, that no claim may be made or suit instituted seeking indemnification pursuant to this Section 9.3(a) unless a written notice as set forth in Section 9.7(a) or Section 9.8, as applicable, is provided to Seller prior to the applicable Survival Date, if any,

(b)	any fraud on the part of Seller or Parent,

(c)	any breach of any covenant or agreement of Seller or Parent contained in this Agreement,

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(d)	any Excluded Liabilities, and

(e)	(i) any Taxes (or the non-payment thereof) (1) imposed with respect to the Transferred Assets or the Business for any period (or a portion thereof) ending on or before the Closing Date and (2) of any Person imposed on any Buyer Indemnified Party as a transferee or successor, by operation of Law, pursuant to a Contract, or otherwise to the extent such liability arose as a result of activities of Seller or any of its Affiliates occurring, or contracts that Seller or any of its Affiliates was a party to, on or prior to the Closing Date, (ii) any Transfer Taxes for which Seller is responsible pursuant to Section 7.2 or (iii) any employment Taxes and any other Taxes required to be deducted, withheld and paid to any Governmental Authority as a result of the consummation of the transactions contemplated pursuant to this Agreement (or any ancillary agreement) and the payments arising therefrom.

Section 9.4.        Indemnification by Buyer. Subject to the terms of this Article IX, from and after the Closing, Buyer shall indemnify Parent, Seller and their respective Affiliates and their respective officers, directors, equity holders, managers, members, employees, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Party resulting from, arising out of or related to:

(a)	any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement; (in each case, as such representation or warranty would read if all qualifications as to materiality or material adverse effect were deleted therefrom; provided, that for purposes of determining whether there has been any misrepresentation, breach of or inaccuracy in a representation or warranty so qualified, such misrepresentation, breach or inaccuracy shall only be deemed to have occurred if the resulting Losses with respect thereto are greater than or equal to the Materiality Threshold); and provided, further, that no claim may be made or suit instituted seeking indemnification pursuant to this Section 9.4(a) unless a written notice as set forth in Section 9.7(a) or Section 9.8, as applicable, is provided to Buyer prior to the applicable Survival Date, if any,

(b)	any fraud on the part of Buyer,

(c)	any breach of any covenant or agreement of Buyer contained in this Agreement,

(d)	any Assumed Liabilities other than, for the avoidance of doubt, in respect of Losses or claims under Section 9.3, and

(e)	any Transfer Taxes for which Buyer is responsible pursuant to Section 7.2.

Section 9.5.         Limitations on Indemnification.

(a)	The indemnification provided for in Section 9.3 and Section 9.4 is subject to the following limitations:

(i)	subject to Section 9.5(a)(ii), neither Seller nor Parent shall be liable to the Buyer Indemnified Parties for any Losses with respect to the matters described in Section 9.3(a) (A) unless such Losses exceed an aggregate amount equal to $637,500 (the “Deductible Amount”) and then only for Losses in excess of the Deductible Amount and (B) in excess of $8,500,000 (the “Cap”) in the aggregate for Seller and Parent; provided, however, that the foregoing limitations will not apply to (x) claims for indemnification pursuant to Section 9.3(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations, (y) claims for indemnification in respect of breaches or violations of the representations and warranties in Section 3.15 (Taxes) or (z) claims based upon fraud.

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(ii)	without limiting the generality of the foregoing, any Losses arising out of the same, similar or related facts and circumstances shall not be entitled to indemnification under Section 9.3(a) or 9.4(a) and shall not be indemnifiable or counted toward satisfaction of the Deductible Amount unless they exceed $100,000 in the aggregate at which point the Buyer Indemnified Parties shall be indemnified for all such Losses, subject, however, to the limitations set forth in Section 9.5(a)(i); provided, however, that the foregoing limitations will not apply to (w) claims for indemnification pursuant to Section 9.3(a) or Section 9.4(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations, (x) claims for indemnification in respect of breaches of, or inaccuracies in, the representations and warranties in Section 3.15 (Taxes), (y) claims based upon fraud or (z) circumstances where the Materiality Threshold is applied pursuant to Section 9.3(a) or Section 9.4(a);

(iii)	subject to Section 9.5(a)(ii), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters described in Section 9.4(a) (A) unless such Losses exceed an aggregate amount equal to the Deductible Amount and then only for Losses in excess of the Deductible Amount and (B) in excess of the Cap in the aggregate for Buyer; provided, however, that the foregoing limitations will not apply to (x) claims for indemnification pursuant to Section 9.4(a) in respect of breaches of, or inaccuracies in, the Fundamental Representations or (y) claims based upon fraud;

(iv)	neither Seller, Parent nor Buyer shall have any obligations under or liabilities in respect of Section 9.3(a) or Section 9.4(a) from and after the applicable Survival Date (except with respect to the claims based on fraud which survive indefinitely); provided that any claim for indemnity made by a Buyer Indemnified Party or Seller Indemnified Party under Section 9.3(a) or Section 9.4(a), as the case may be, in accordance with the terms of this Article IX prior to the expiration of the applicable Survival Date will survive beyond the applicable Survival Date until such claim is finally and conclusively resolved;

(v)	neither a Buyer Indemnified Party, nor the Buyer Indemnified Parties as a group or class, shall be entitled to recover from Seller or Parent pursuant to this Article IX more than once in respect of the same Losses suffered; and neither a Seller Indemnified Party, nor the Seller Indemnified Parties as a group or class, shall be entitled to recover from Buyer pursuant to this Article IX more than once in respect of the same Losses suffered;

(vi)	each Buyer Indemnified Party and Seller Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, and in the event that either a Buyer Indemnified Party or Seller Indemnified Party fails to so mitigate an indemnifiable Loss, either Seller, Parent or Buyer (as the indemnifying Person) shall have no liability for any portion of such Loss that would have been avoided had the Buyer Indemnified Party or Seller Indemnified Party, as applicable, made such efforts. For the avoidance of doubt, nothing in this Section 9.5, shall be construed as imposing any obligation on an Indemnified Party with respect to the manner it may manage its Tax affairs or otherwise as interfering with the right of an Indemnified Party to arrange its Tax affairs in its sole and absolute discretion;

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(vii)	notwithstanding anything to the contrary herein, neither the Buyer, on the one hand, nor the Seller or Parent, on the other hand, will be liable for Losses pursuant to this Article IX in excess of the Closing Cash Payment; and

(viii)	neither Seller, Parent nor Buyer shall be liable for Losses in respect of any Liability or Loss which is contingent unless and until such contingent Liability or Loss becomes an actual Liability or Loss and is due and payable.

(b)	Notwithstanding anything to the contrary herein, except (i) in the case of fraud, (ii) as provided in Article VII (Tax Matters), Article X (Termination) or Section 11.6 (Equitable Relief), (iii) claims pursuant to the Ancillary Agreements and (iv) any claims that cannot be waived as a matter of Law, from and after the Closing, (x) the rights and remedies of Buyer, Seller and Parent, and any Buyer Indemnified Party and any Seller Indemnified Party (each Buyer Indemnified Party and Seller Indemnified Party is referred to herein as an “Indemnified Party”), under this Article IX are exclusive and in lieu of any and all other rights and remedies which Buyer, Seller or Parent, or any Indemnified Party, may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the transactions contemplated hereby or thereby; and (y) Buyer, Seller and Parent each expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law (including Environmental Law) solely with respect to the preceding matters.

Section 9.6.        Adjustments to Losses.

(a)	Notwithstanding anything to the contrary herein, no Buyer Indemnified Party shall have any right to indemnification under this Article IX with respect to any Losses to the extent such Losses were specifically included in, or reserved or accrued for, in the calculation of the Net Working Capital Amount as of the Closing Date (or any component thereof) (as finally agreed upon or determined pursuant to Section 2.6).

(b)	For all purposes of this Article IX, “Losses” shall be net of any amounts paid to any Indemnified Party under any insurance policy or Contract in respect of such Losses in such year, net of the present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid by the Indemnified Parties resulting from such Loss and all costs and expenses incurred by any Indemnified Party in recovering such proceeds from its insurers or other third parties.

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Section 9.7.         Third-Party Claim Indemnification Procedures.

(a)	In the event that any written claim or demand for which an indemnifying party hereunder (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the subject of Article VII), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party of such Third-Party Claim, describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party (a “Claim Notice”); provided that the failure to timely give, or defect in the information contained in, a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Party from such third party relating to the Third-Party Claim.

(b)	In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against a Third-Party Claim (subject to the limitations below), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense with the counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third-Party Claim to the Indemnified Party within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim under Section 9.7(a) stating that the Indemnifying Party will indemnify, defend and hold harmless the Indemnified Party from and against Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, subject to the limitations of this Article IX, (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. Once the Indemnifying Party has made such election and the conditions in the preceding sentence have been met, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim unless the terms of such settlement or judgment (i) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) involves no finding or admission of a violation of Law or the rights of any Person by the Indemnified Party and no effect on any other claims that may be made against the Indemnified Party, (iii) obligates the Indemnifying Party to pay the full amount of Losses, subject to the limitations of this Article IX, in connection with such Third-Party Claim and provides for the payment of such Losses as sole relief of the claimant and (iv) releases the Indemnified Party in connection with such Third-Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party will not be bound by any admission of Liability with respect to, or settlement, compromise or discharge of, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 9.7(b), the Indemnifying Party will advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), subject to the limitation of this Article IX.

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(c)	The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access, subject to reasonable privilege or confidentiality concerns, to each other’s relevant Books and Records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request but subject to reasonable privilege or confidentiality concerns) the provision to the Indemnifying Party of Books and Records and information that are reasonably relevant to such Third-Party Claim, and making employees and Representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder at the cost of the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges at the cost of the Indemnifying Party.

(d)	This Section 9.7 shall not apply with respect to any Tax matter and the provisions of Section 7.3 shall apply to any Tax matter instead.

Section 9.8.         Direct Claim Indemnification Procedures. Each Indemnified Party shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof reasonably promptly following discovery of such Loss. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, to the extent known, including a description if the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party; provided that the failure to timely give, or defect in the information contained in, such notice shall not affect the rights of an Indemnified Party hereunder except to the extent such failure has a material or prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim or to the extent the indemnification obligations are materially increased as a result of such failure.

Section 9.9.         Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 9.3 and 9.4; provided, however, that, notwithstanding anything to the contrary contained herein, Seller and Parent shall not be liable for any Losses in respect of any claim pursuant to Section 9.3(a) if the Seller or Parent demonstrates through evidence that any of the Buyer Knowledge Individuals had actual knowledge as of the date of this Agreement (i) of all of the facts and circumstances giving rise to such Losses, (ii) that such facts and circumstances create a breach of, or inaccuracy in, the representation or warranty that is the basis of such claim which result in such Losses and (iii) of the magnitude and nature of such Losses that the Buyer Indemnified Party would incur or suffer as a result of the facts and circumstances described in clauses (i) and (ii). The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Party to indemnification pursuant to this Article IX based on such representation, warranty, covenant or agreement.

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ARTICLE X

TERMINATION

Section 10.1.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by written agreement of Buyer and Seller;

(b)	by any one of Buyer or Seller, by giving written notice of such termination to the other party, on or after September 16, 2014 (the “Outside Date”), if the Closing shall not have occurred, subject to Section 11.6, prior to the Outside Date; provided that if any condition set forth in Section 8.1(a) shall not have been satisfied as of the Outside Date, Seller, on the one hand, or Buyer, on the other hand, may extend the Outside Date on one or more occasions for an aggregate number of thirty (30) additional days upon notice given to the other party at any time prior to a termination pursuant to this clause (b), in which case such extended date shall be the “Outside Date” for purposes of this Agreement; provided further that neither Seller, on the one hand, nor Buyer, on the other hand, may terminate this Agreement or extend the Outside Date pursuant to this Section 10.1(b) at any time during which such party (and, with respect to Seller, the Parent) is in material breach of this Agreement; or

(c)	by any one of Buyer or Seller by giving written notice of such termination to the other party, if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the transactions contemplated hereby has been issued by a Governmental Entity of competent jurisdiction.

(d)	by Buyer, if there has been a material violation or breach by Seller of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or covenant or agreement contained in this Agreement which, in either case, prevents the satisfaction of or result in the failure of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Seller prior to the earlier to occur of (x) thirty (30) days after receipt by Seller of written notice of such breach from Buyer and (y) the Outside Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 10.1(d) at any time during which Buyer is in material breach of this Agreement; or

(e)	by Seller, if there has been a material violation or breach by Buyer of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or covenant or agreement contained in this Agreement which would, in either case, prevents the satisfaction of or result in the failure of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Buyer prior to the earlier to occur of (x) thirty (30) days after receipt by Buyer of written notice of such breach from Seller or (y) the Outside Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 10.1(e) at any time during which Seller or Parent is in material breach of this Agreement.

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Section 10.2.       Effect of Termination.

(a)	In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement, insofar as it relates to the parties’ rights and obligations relating thereto, shall thereafter become void and have no effect, and no party shall have any liability to the other party or their respective Affiliates, or their respective Representatives or their heirs, successors and permitted assigns, except for the obligations of the parties contained in Section 5.4, this Section 10.2 and Article XI (including Section 11.6) (and any related definitional provisions set forth in Article I or Appendix A), and except that nothing in this Article X shall be deemed to release either Seller, Parent or Buyer from any Liability for any breach by such party of the terms and provisions of this Agreement prior to such termination or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement that survive such termination.

(b)	During the period from the date hereof through the earlier of (i) the Closing and (ii) the date that is eighteen (18) months following the termination of this Agreement pursuant to Section 10.1, Buyer, on the one hand, and the Seller and Parent, on the other hand, shall not directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any employee who is an officer, member of management or key employee of Buyer or any of its Affiliates or the Seller or any of its Affiliates, as applicable, as of the date hereof or at any time during such period and whom Buyer, on the one hand, or Seller and Parent, on the other hand, has been in contact with in connection with the transactions contemplated hereby. Furthermore, if this Agreement is terminated pursuant to Section 10.1, Buyer shall not oppose or seek to prevent or frustrate any transaction or agreement that Seller or any of its Affiliates may propose or enter into relating to the sale of all or any portion of the Business to any third party other than in the event of a breach of this Agreement by the Seller or Parent prior to the date of such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made, only if in writing, (a) on the date of delivery if served by personal delivery upon the party for whom it is intended, (b) one (1) Business Day following the day sent by overnight courier or (c) on the date sent by facsimile transmission or email of a PDF document, with written confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

To Buyer:

Samsonite LLC

575 West St. #110

Mansfield, MA 02048

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Telephone:

Facsimile No.:    (508) 851-8714 / (508) 851-8720

Email: kyle.gendreau@samsonite.com /

john.livingston@samsonite.com
Attention: Kyle Gendreau / John B. Livingston

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Prudential Center

Boston, MA 02199

Telephone number: (617) 951-7809

Facsimile number: (617) 235-0566

Email: christopher.comeau@ropesgray.com

Attention: Christopher D. Comeau

To Seller or Parent:

c/o Black Diamond, Inc.

2084 East 3900 South

Salt Lake City, Utah 84124

Telephone:          (801) 278-5552

Facsimile No.:     (801) 278-5544

Email: peter.metcalf@bdel.com

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor

New York, NY 10019

Telephone :         (212) 541-6222
Facsimile No.:     (212) 245-3009
Email:                   rlawrence@kanekessler.com

Attention:            Robert L. Lawrence

Section 11.2.       Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3.       No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing but subject to Section 11.5, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto and any purported assignment in violation of the foregoing shall be null and void; provided, that the Buyer may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Buyer is not relieved of any liability or obligations hereunder. Except as expressly set forth in this Section 11.3, Section 11.15 or Article IX (with respect to each Indemnified Party), nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Seller, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.

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Section 11.4.       Entire Agreement; Inconsistency. This Agreement (including all Schedules and Appendices hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

Section 11.5.       Satisfaction of Obligations. Any obligation of any party to any other under this Agreement, that is performed, satisfied or fulfilled completely by an Affiliate of such party shall be deemed to have been performed, satisfied or fulfilled by such party. Notwithstanding anything to the contrary in this Agreement or otherwise, Parent shall, and covenants and agrees to, (i) cause the Seller (and any successor or assignee of the Seller) to perform all of the obligations, covenants and agreements of Seller hereunder or pursuant to any Ancillary Agreement and (ii) perform all obligations, covenants and agreements of Seller hereunder or pursuant to any Ancillary Agreement if Seller (a) is liquidated or dissolved or (b) within thirty (30) days written notice to the Seller, Seller fails to timely perform any of such obligations, covenants or agreements.

Section 11.6.       Equitable Relief. The parties hereto agree that if any of the provisions of this Agreement were not to be performed by any party as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other parties, no adequate remedy at Law would exist and damages would be difficult to determine, and that each party shall be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement (including causing the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement) without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at Law or equity. In connection therewith, no party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at Law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable. The parties hereto further agree that nothing in this Section 11.6 shall require any party to institute any Litigation for (or limit any party’s right to institute any Litigation for) specific performance under this Section 11.6 prior or as a condition to exercising any termination right under Article X, nor shall the commencement of any Litigation pursuant to this Section 11.6 or anything set forth in this Section 11.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms hereof; it being understood and agreed by the parties that during the pendency of any Litigation initiated by any party under this Section 11.6, such party shall maintain the right to terminate this Agreement under Section 10.1. If any party brings any Litigation to enforce specifically the performance of the terms and provisions hereof by any other party (or a Litigation for monetary damages as described in the following sentence) and the Outside Date has not yet passed, the Outside Date shall automatically be extended by (x) the amount of time during which such Litigation is pending, plus twenty (20) Business Days or (y) such other time period established by the Chosen Court presiding over such Litigation. If any party institutes a Litigation for injunctive relief or specific performance and a court of competent jurisdiction do not award injunctive relief or specific performance to such party in a final order, judgment, injunction or decree in accordance with this Section 11.6, then such party may institute a Litigation for monetary damages against the other party. Notwithstanding anything in this Agreement to the contrary, if Seller is awarded injunctive relief or specific performance as a result of which the Closing actually occurs, such equitable relief shall be Seller’s sole and exclusive remedy against Buyer under this Agreement solely with respect to Buyer’s failure to consummate the Closing.

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Section 11.7.       Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, all filing fees and similar filing expenses to be paid in connection with the HSR Act or any other Competition/Investment Law shall be paid by Buyer.

Section 11.8.       Schedules. The disclosure of any matter, or reference to any Contract, in any Schedule to this Agreement shall be deemed to be a disclosure of such matter or Contract for all purposes of this Agreement to which such matter or Contract would reasonably be expected to apply from the face of the disclosure set forth on such schedule, but shall not be deemed to constitute an admission by Buyer or Seller or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of Seller’s representations and warranties contained in this Agreement. Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Buyer or Seller or their respective Affiliates, except as and to the extent provided in this Agreement. Regardless of the existence or absence of cross-references, the disclosure of any matter in any Schedule shall be deemed to be a disclosure for purposes of this Agreement and each Schedule to the extent that the relevance of such disclosure is reasonably apparent on its face. The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly referenced. The information contained in the Schedules is in all events subject to Section 5.4 and the Confidentiality Agreement.

Section 11.9.       Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any Litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (x) nothing in this Section 11.9 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (y) each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

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Section 11.10.     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11.     Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email, shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 11.12.     Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.13.     No Setoff; No Withholding. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to any of Buyer or Seller or their respective Affiliates under this Agreement or the Ancillary Agreements unless and until there has been a final and non-appealable determination or a written admission by any party of the incurrence of any such amounts due to the other party. Notwithstanding anything to the contrary herein, any and all payments made to Seller under this Agreement (including pursuant to Article II) shall be made free and clear of any deduction or withholding other than as specifically set forth herein.

Section 11.14.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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Section 11.15.     Non-Recourse. Other than in the event of fraud (and then only with respect to the party committing such fraud) but notwithstanding anything else that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, each party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future direct or indirect equity holders (other than Parent and its Subsidiaries), directors, officers, employees, incorporators, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners or assignees of Parent, Seller or Buyer or any former, current or future direct or indirect equity holder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively (but not including Seller, Buyer or Parent), the “Party Affiliates”), through Parent, Seller or Buyer or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer, Parent or Seller by the enforcement of any assessment or by any legal or equitable Litigation, by virtue of any Law, or otherwise, with respect this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby, except for Buyer’s rights to recover from the Seller and Parent, or Parent’s and Seller’s right to recover from Buyer (but not any of their respective Party Affiliates) under and to the extent provided for in this Agreement or any Ancillary Agreement or document, certificate or instrument delivered in connection herewith or therewith, subject to the limitations described herein or therein.

Section 11.16.     Service of Process. Service upon Buyer, Seller or Parent, as applicable of any notice, process, motion or other document in connection with Litigations relating in any with or to this Agreement or the subject matter hereof may be effectuated by service upon Buyer, Seller or Parent at the applicable address set forth in Section 11.1 hereof or such other address as provided to each other party in accordance with the notice provisions set forth in Section 11.1 hereof at least ten (10) days prior to such change in address; provided that if Buyer, Seller or Parent changes its address and fails to provide notice as set forth in this Section 11.16, then service upon Buyer may be effected by service upon (i) Ropes & Gray, LLP (on behalf of Buyer) or Kane Kessler, P.C. (on behalf of Parent or Seller), (ii) such attorney with an office in New York, New York, as agent for Buyer, Seller or Parent, as may be specified by such party by notice to the other party hereto or (iii) by personal service or in the same manner as notices are to be given pursuant to Section 11.1 or any other manner permitted by Law. Each of the parties to this Agreement expressly and irrevocably agrees that service in accordance with this Section 11.16 will be effective and sufficient service of process upon Buyer, Seller or Parent. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law; it being agreed and understood, however, that no Person shall be obligated to serve process in any other way than as provided herein.

Section 11.17.     Currency. Notwithstanding anything to the contrary herein, all payments required to be made hereunder, or as a result of a breach or violation hereof, shall be made in United States dollars, and, when any amount is paid with respect to the foregoing such amount shall be the United States dollar amount thereof on the applicable date of funding regardless of the amount or type of currency necessary to be exchanged or converted in order to satisfy, pay or fund such amount in United States dollars.

Section 11.18.     Legal Representation. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

GREGORY MOUNTAIN PRODUCTS, LLC

By:	/s/ Peter R. Metcalf
Name: Peter R. Metcalf
Title: President

SAMSONITE LLC

By:	/s/ John B. Livingston
Name: John B. Livingston
Title: Vice President and General Counsel

BLACK DIAMOND, INC.

By:	/s/ Peter R. Metcalf
Name: Peter R. Metcalf
Title: Chief Executive Officer and President

[Signature Page to the Asset Purchase Agreement]

APPENDIX A
DEFINITIONS

In this Appendix, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):

Term:	Section:

Accounting Principles	2.6(a)
Agreement	Preamble
Allocation Principles	7.4(a)
Assumed Liabilities	2.3
Base Closing Cash Payment	2.5(a)
Benefit Plans	3.11(a)
Business	Recitals
Business Financial Statements	3.7(a)
Business Registered Intellectual Property Rights	3.10(a)
Buyer	Preamble
Buyer Consents	4.4
Buyer Indemnified Parties	9.3
Cap	9.5(a)(i)
Chosen Courts	11.9
Claim Notice	9.7(a)
Closing	2.7 (a)
Closing Cash Payment	2.5(a)
Closing Date	2.7(a)
COBRA	6.4
Confidential Information	5.4(b)
Consents	4.4
Deductible Amount	9.5(a)(i)
Direct Claim	9.8
Employment Agreements	3.11(a)
Environmental Laws	3.18(a)
Estimated Net Working Capital Amount	2.6(a)
Estimated Net Working Capital Statement	2.6(a)
Excluded Assets	2.2
Excluded Business	5.8(a)(i)
Excluded Business Backpacks	5.8(a)(i)
Excluded Liabilities	2.4
FCPA	3.26(a)
Final Allocation	7.4(b)
FIRPTA Certificate	2.7(b)(v)
Fundamental Representations	9.1
GAAP	1.2(j)
Governmental Order	3.8
Inbound IP Agreements	3.10(e)
Indemnified Party	9.5(b)
Indemnifying Party	9.7(a)

Term:	Section:

Initial Restricted Period	5.8(a)(i)
Insurance Policies	3.16
Interim Business Financial Statement	3.7(a)
Lien Releases	2.7(b)(ii)
Litigations or Litigation	3.8
Material Contracts	3.13(a)
Materiality Threshold	9.3(a)
Most Recent Business Financials Date	3.7(a)
Net Working Capital Deficiency Amount	2.6(b)
Nonassigned Asset	2.8
Occupied Real Property	3.14(a)
Offer Employees	6.1
Outside Date	10.1(b)
Parent	Preamble
Parent Intellectual Property	5.5(a)
Parent Logos	5.5(a)
Parent Names	5.5(a)
Parent Patent Rights	5.5(d)
Party Affiliates	11.15
Products	3.24
Projections	9.2(b)
Proposed Allocation	7.4(a)
Purchase Price	2.5(a)
Restricted Parties	5.8(a)(i)
Restricted Period	5.8(a)(ii)
Seller	Preamble
Seller Indemnified Parties	9.4
Seller Consents	3.4
Specified Supplies	5.5(b)
Straddle Period	7.1
Survival Date	9.1
Tax Consideration	7.4(a)
Tax Proceeding	7.3
Tax Survival Date	9.1
Third-Party Claim	9.7(a)
Top Customer	5.8(a)(i)
Transfer Taxes	7.2
Transferred Assets	2.1
Transferred Contracts	2.1(e)
Transferred Employees	6.1

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

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“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Copyright Assignment Agreement, the Domain Name Assignment Agreement and the Transition Services Agreement.

“Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, between Buyer, on the one hand, and Seller, on the other hand.

“Bill of Sale” means the Bill of Sale and Assignment and Instrument of Assignment, dated as of the Closing Date, by which the applicable Seller shall convey title to Buyer of the Transferred Assets not otherwise transferred by the Assumption Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Domain Name Assignment Agreement or the Copyright Assignment Agreement.

“Books and Records” means all books, ledgers, files, reports, plans, operating records, original Contracts and other materials (in any form or medium) of, or maintained for, the applicable Person or, if referring to the Business, the Business.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in New York, New York.

“Business EBITDA” means, for the Business, the amount of sales, less returns and allowances, less cost of goods sold, less brand operating expenses related to sales, marketing, research and development and brand administration.

“Business Employees” means those individuals with whom Seller maintains as of the date hereof, or maintained in the past, an employer-employee relationship, and whose primary responsibilities relate or related to the Business. For the avoidance of doubt, Business Employees includes Employees and Transferred Employees.

“Business Intellectual Property Rights” means all Intellectual Property Rights owned by Seller.

“Business Unregistered Intellectual Property Rights” means all Intellectual Property Rights, other than the Business Registered Intellectual Property Rights, that are owned by Seller and used or held for use in the Business as of the Closing Date.

“Buyer Knowledge Individuals” means Kyle Gendreau, John Livingston, Don Walden and Kevin Hackett.

“Buyer’s Knowledge” means the actual knowledge of any of the Buyer Knowledge Individuals after due inquiry of the employees or the Books and Records of the Buyer reasonably expected to have or contain knowledge of the fact or other matter at issue.

“Code” means the Internal Revenue Code of 1986.

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“Competition/Investment Law” means and any Law of any jurisdiction that is designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, monopolization, restraint of trade or competition, export control, international trade controls, controlled goods or industrial security, including the HSR Act.

“Confidentiality Agreement” means the confidentiality agreement between Buyer and Parent, dated February 28, 2014.

“Contracts” means, with respect to any Person, all agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees, undertaking, license and commitments whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Copyright Assignment Agreement” means the Copyright Assignment Agreement, dated as of the Closing Date, between Buyer or an Affiliate of Buyer, on the one hand, and Seller, on the other hand.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) in respect of letters of credit and bankers’ acceptances, (e) for Contracts relating to interest rate protection, swap agreements and collar agreements and (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement, dated as of the Closing Date, between Buyer, on the one hand, and Seller, on the other hand.

“Employees” means those individuals with whom Seller maintains immediately prior to the Closing an employer-employee relationship (including any individual on disability, vacation or other leave of absence) whose primary responsibilities relate to the Business.

“Environment” means air, surface water, ground water, land surface, soil, subsurface and strata.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed at any relevant time to be a “single employer” within the meaning of Section 414 of the Code.

“Fundamental Survival Date” means the date that is five years from the Closing Date.

“General Survival Date” means the date that is the earlier of (i) fifteen months from the Closing Date, and (ii) December 31, 2015.

“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents, agreements, approvals, instructions, directions, registrations and other similar authorizations or approvals issued by or obtained from a Governmental Entity or any securities exchange.

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“Governmental Entity” means any United States or foreign federal, state, provincial or local or municipal government or other political subdivision thereof, any entity, authority, governmental department, agency, commission, bureau, official, minister, court, board, tribunal, or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states or any arbitrator, arbitral body or mediator.

“Hazardous Materials” means any chemicals, materials, substances, wastes, contaminants, pollutants, hazardous substances, hazardous materials, hazardous wastes, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, toxic air pollutants, hazardous air pollutants, prohibited substances or dangerous goods that are regulated by or for which standards of conduct are prescribed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means the entire right, title, and interest in and to all proprietary and similar rights of every kind and nature however denominated, throughout the world, of or related to, including all rights and interests pertaining to or deriving from (a) trademarks (including, trade names, trade dress rights, service marks and common law trademarks and service marks, brands and logos) and the goodwill associated therewith, (b) copyrights (registered or unregistered), works, derivative works, (c) patents and patent application (of all types), design rights (registered or unregistered) including any extensions, reexaminations and reissues, divisions, continuations and continuations-in-part, (d) proprietary or confidential information and trade secrets including information protected by the Uniform Trade Secrets Act or similar legislation, (e) industrial designs, (f) database rights and all other proprietary rights in the Technology, (g) domain names, rights of privacy and publicity, moral rights, and social media accounts, (h) all registrations and applications for any of the foregoing, (i) any and all inventions (including the right to claim priority thereto), improvements, recordings, licenses, common-law rights, statutory rights, contractual rights, and grants and issuances relating to any of the foregoing, and all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, continuations-in-part, divisions, reissues, reexaminations or the like, or other extensions of legal protections pertaining thereto.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, by-law, order, ordinance, judgment, injunction, court order or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or securities exchange or any similar provision having the force or effect of law.

“Liability” or “Liabilities” means any debt or indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

“Lien” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

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“Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs, Liens, Taxes and expenses (including reasonable attorneys’ fees and disbursements); provided that “Losses” shall not include (i) exemplary or punitive damages or (ii) any damages or Losses that were not the reasonably foreseeable result of such breach without regard to any special circumstances of the non-breaching party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, when considered either individually or in the aggregate together with all other adverse events, occurrences, state of facts or developments with respect to which such phrase is used in this Agreement, has or would reasonably be expected to have a materially adverse effect on (A) to the operations, properties, assets, condition (financial or otherwise) or results of operations of the Business or the Seller taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably be expected to be, a Material Adverse Effect), (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement of the transactions contemplated by this Agreement or any of the Ancillary Agreements (provided that this clause (b) shall not diminish the effect of, and shall be disregarded from the purposes of, the representations and warranties contained in Sections 3.4, 3.5, 4.4 and 4.5), (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which the Business participates or (ii) national, regional, local, international or global economies, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof or (e) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; provided, that the exceptions in clauses (c), (d) and (e) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a materially disproportionate impact on the Business, taken as a whole, relative to other Persons operating in the industries in which the Business operates or (B) the ability of the Seller or Parent to consummate the transactions contemplated hereby. References in this Agreement to Dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Net Working Capital Amount” means current assets that are Transferred Assets less current liabilities, where current assets includes net accounts receivable, inventories, prepaid and other current assets, and current liabilities that are accounts payable and accrued liabilities of the Business; provided that the Net Working Capital Amount shall not take into account any amounts in respect of Taxes, Debt, related party assets or Liabilities (including intercompany accounts receivable and intercompany accounts payable) or Excluded Liabilities.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency and standard employment policies and past practices with respect to management of cash and working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

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“Organizational Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Equity Awards” means any stock options or other equity awards granted under Parent’s equity incentive plans.

“Patent Assignment Agreement” means the Patent Assignment Agreement, dated as of the Closing Date, between Buyer or an Affiliate of Buyer, on the one hand, and Seller, on the other hand.

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course of Business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) with respect to Occupied Real Property, any Liens created, permitted or suffered by the fee owner and/or superior lessor(s) with respect to such Occupied Real Property, (d) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Business, (e) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property (except for any violations that would not materially affect the use and occupancy of any such real property as currently used and occupied), (f) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature and (h) Liens created in connection with the transactions contemplated hereby by Buyer.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Information” means information in the possession or under the control of Seller and provided to Buyer about an identifiable individual.

“Reasonable Best Efforts” means the reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as soon as reasonably practical; provided, however, that an obligation to use Reasonable Best Efforts under this Agreement or any Ancillary Agreement shall not require Seller or any of its Affiliates or Representatives or the Buyer or any of its Affiliates or Representatives to (a) provide financing to any Person for consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (b) take any action or agree to take any action that would result in a materially adverse change in the benefits to Seller or the Buyer under this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby.

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“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, partner, equity holder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Retention Agreements” means those certain retention agreements and all amendments thereto to which Seller is a party with respect to the Business for the benefit of any Employee as more fully set forth on Schedule 3.11(c).

“Seller’s Knowledge” means the actual knowledge of any of Peter Metcalf, Aaron Kuehne and Mark Ritchie after due inquiry of the employees or the Books and Records of the Business reasonably expected to have or contain knowledge of the fact or other matter at issue.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.

“Target Net Working Capital” means $12,200,000.00.

“Tax Returns” means any report, return, computation, declaration, claim, claim for refund, or information return or statement with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state or local and all foreign taxes, including income, gross receipts, capital stock, profits, transfer, documentary, premium, windfall profits, environmental, value added, net worth, severance, property, production, sales, use, stamp, registration, excise, custom and duty, license, excise, franchise, employment, unemployment, disability, social security, occupation, payroll withholding, escheat or unclaimed property obligations, alternative or add-on minimum, estimated or other taxes or any charges of any kind in the nature of (or similar to) taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties, or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax (foreign or domestic).

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“Technology” means all inventions and related improvements, whether or not patentable (including the right to claim priority to the invention), works, discoveries, innovations, prototypes, methods, know-how, information, ideas, research and development data, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, patterns, specifications, industrial designs, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals, proprietary data, business methods, databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement and jurisdiction specific Trademark Assignment Agreements, dated as of the Closing Date, between Buyer or an Affiliate of Buyer, on the one hand, and Seller. Seller acknowledges and agrees that original executed versions of the Trademark Assignment Agreement may be required for recordation in various jurisdictions and agrees to reasonably provide such original executed versions in quantities as specified by Buyer.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, between Buyer, on the one hand, and Seller, on the other hand, substantially in the form attached hereto as Exhibit A.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

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